Exhibit 2.1

STOCK PURCHASE AND SALE AGREEMENT

By and Among

AMTECH SYSTEMS, INC.,

SILICON JADE LIMITED,

KINGSTONE TECHNOLOGY HONG KONG LIMITED

and

THE SHAREHOLDERS OF
SILICON JADE LIMITED
that are party hereto

Dated as of
January 27, 2011

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

-iii-

SCHEDULES AND EXHIBITS
Schedule I	Shareholders

Exhibit A-1	Form of Amended and Restated Head-Start Agreement

Exhibit A-2	Form of Cash Indemnity Escrow Agreement

Exhibit A-3	Form of Stock Purchase Note

Exhibit B	Form of Employment Agreement with CHEN Jiong

Exhibit B – 1	Form of Key Developer Employment Agreement

Exhibit B – 2	Form of Key Employee Confidentiality and Non-Compete Agreement

Exhibit C	Development Program

Exhibit D	Solar Tool Specifications

Exhibit E	Form of IP Assignment and Confidentiality Agreement

Exhibit F	Form of Non-Indemnity Escrow Agreement

Exhibit G	Form of Right of First Refusal and Standstill Agreement

Exhibit H	Seller Disclosure Schedules

STOCK PURCHASE AND SALE AGREEMENT

    This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 27, 2011 (the “Effective Date”), is made by and among AMTECH SYSTEMS, INC., an Arizona corporation (“Buyer”); SILICON JADE LIMITED, a company incorporated under the laws of Hong Kong with registration number 1498937 (“Seller”); KINGSTONE TECHNOLOGY HONG KONG LIMITED, a company incorporated under the laws of Hong Kong with registration number 1498928 (the “Company”); and the undersigned shareholders/beneficiaries of such shareholders of Seller identified more specifically on Schedule I attached hereto (each a “Shareholder” and, collectively, the “Shareholders”). Buyer, Seller, the Company and the Shareholders are sometimes collectively referred to herein as the “parties.”

RECITALS

    WHEREAS, Seller owns, of record and beneficially, one thousand (1,000) ordinary shares of the Company, par value HKD1.00 per share (the “Company Stock”);

    WHEREAS, the shares of the Company Stock referred to in the preceding recital constitute all of the issued and outstanding share capital of the Company as of the Effective Date;

    WHEREAS, Seller and Buyer desire to consummate a transaction pursuant to which Buyer, through a combination of shares purchased from Seller and newly-issued shares purchased from the Company will acquire fifty five percent (55%) of the Company Stock issued and outstanding immediately following the transactions contemplated hereby, all on the terms and subject to the conditions set forth in this Agreement (the “Transaction”);

    WHEREAS, the Shareholders collectively own, of record and beneficially, all of the outstanding share capital of Seller, and the Shareholders desire that the Transaction take place on the terms and conditions set forth in this Agreement;

    WHEREAS, the commitment and high level of confidence of the Key Developers in the successful development of the Solar Tool is of material importance to the Buyer entering into this Agreement; and

    WHEREAS, the parties wish to set forth certain other agreements among them.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

    1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

    (a) “Accounts Payable” means all trade accounts payable of the Company and its Subsidiaries determined in accordance with HK GAAP and/or PRC GAAP, as applicable, and reflected on the books and records of the Company and its Subsidiaries, but excluding any other accrued liabilities.

    (b) “Accounts Receivable” means all accounts receivable of the Company and its Subsidiaries determined in accordance with HK GAAP and/or PRC GAAP, as applicable, and reflected on the books and records of the Company and its Subsidiaries.

    (c) “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person, and includes (without limitation) any Person who is an officer, director or employee of such Person and any Person that would be deemed to be an “affiliate” or an “associate” of such Person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the United States of America’s (“USA”) Securities Exchange Act of 1934, as amended. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). With respect to any Person who is a natural person, “Affiliates” shall also include, without limitation, such Person’s spouse, children, grandchildren, brothers, sisters or parents and any trust the beneficiaries of which are such Person, his or her spouse, children, grandchildren or parents.

    (d) “Amended and Restated Head-Start Agreement” means the Amended and Restated Head-Start Agreement by and among Buyer, the Company, Kingstone Semiconductor and the Key Developers in the form attached hereto as Exhibit A-1, to be executed as of the Closing Date, which shall amend and restate in its entirety the Head-Start Agreement.

    (e) “Authority” means any Federal, state, local or foreign government department, administrative or regulatory agency, authority, commission, board, tribunal or court or other law, rule or regulation-making entity having jurisdiction over the Company and its Subsidiaries.

    (f) “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Hong Kong.

    (g) “Buyer Ancillary Document” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed or delivered by Buyer in connection with the transactions contemplated hereby.

    (h) “Cash Indemnity Escrow Agreement” shall mean that certain Escrow Agreement to be entered into among Buyer, Seller, each of the Shareholders and the Escrow Agent, in the form of Exhibit A-2 attached hereto.

    (i) “Circular 10 Approval” means any approvals or actions in connection with the investment of the applicable Shareholders in the Seller required under the PRC Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce of the PRC (2006) (  (2006) (“Circular 10”) or Notice of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investment via Overseas Special Purpose Companies issued by the PRC State Administration of Foreign Exchange (2005) (   (2005)(“Circular 75”).

    (j) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

    (k) “Customer” means each customer and/or distributor that paid the Company and/or its Subsidiaries in the aggregate more than USD$25,000 during the 12-month period ended on the date hereof.

    (l) “Escrow Agent” means J.P. Morgan bank in Hong Kong, or such other institution as is agreed upon by Buyer and the Company.

    (m) “Federal” means any China, United States, or other country’s central government jurisdiction.

    (n) “Government Program” means (i) Shanghai Science and Technology Committee: the Research, Development and Production of Low-energy High-beam Current Ion Implanter Project; (ii) Pudong District Science and Technology Committee: Electromagnet System Design and research for Advanced Ion Implanter Project; and (iii) 02 Critical Project: Development and Commercialization of Super-low-energy High-current Ion Implanter.

    (o) “Hazardous Substance” means any pollutant or toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls.

    (p) “Head-Start Agreement” means that certain Head-Start Agreement dated as of November 18, 2010, as amended and supplemented, by and among Buyer, the Company, Kingstone Semiconductor and the Key Developers.

    (q) “HK GAAP” means the Hong Kong Financial Reporting Standards published by the Hong Kong Institute of Certified Public Accountants, as the same may be amended from time to time.

    (r) “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

    (s) “Indemnity Escrow Agents” means the Escrow Agent and the Stock Indemnity Escrow Agent, together and “Indemnity Escrow Agent” shall refer to either the Escrow Agent or the Stock Indemnity Escrow Agent, singularly.

    (t) “Indemnity Escrow Agreements” means the Cash Indemnity Escrow Agreement and the Stock Indemnity Escrow Agreement, together and “Indemnity Escrow Agreements” shall refer to either the Cash Indemnity Escrow Agreement or the Stock Indemnity Escrow Agreement, singularly.

    (u) “Inventory” means, with respect to the Company and its Subsidiaries, all merchandise and all goods, components, materials and sub-assemblies, in all stages of production, from raw materials through work-in-process to finished goods.

    (v) “KingCore” means Wuxi KingCore Technology Company Ltd., a limited liability company organized under the laws of the PRC.

    (w) “Kingstone Semiconductor” means Shanghai Kingstone Semiconductor Company LTD, a Subsidiary of the Company.

    (x) “Knowledge” means the actual knowledge of, with respect to any individual, such individual, and with respect to any entity, each of the officers of such entity, in each case on the date hereof after due inquiry and diligence with respect to the matter in question.

    (y) “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Authority.

    (z) “Lien” means (i) in respect of any asset other than a security, any lien, charge, claim, security interest, conditional sale agreement, mortgage, security agreement, option, pledge or other encumbrance of any nature whatsoever and (ii) in respect of any security, any of the foregoing and, in addition, any adverse claim or restriction on voting.

    (aa) “Material Adverse Effect” means any event or occurrence which has or is reasonably likely to have a material adverse effect on (i) the business, assets, financial condition, operations, operating results, credit position or profitability of a party and its Subsidiaries, taken as a whole; (ii) the ability of a party to perform this Agreement or any document required in order to give effect to the transactions and arrangements contemplated hereunder; (iii) the validity or enforceability of this Agreement or any such documents; and (iv) the completion of the transactions provided hereunder.

    (bb) “Person” means an individual, a corporation, a joint venture, a limited liability company, a partnership, an association, a trust or other entity or organization, including an Authority.

    (cc) “Release” means any spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, abandoning, leaching, dumping or allowing the escape of any Hazardous Substance.

    (dd) “PRC” or “China” means the People’s Republic of China, excluding solely for purposes of this Agreement Hong Kong, Macau and Taiwan.

    (ee) “PRC GAAP” means the Chinese Accounting Standards of the PRC published by the PRC Ministry of Finance and effective on January 1, 2007, as the same may be amended from time to time.

    (ff) “Sale and Service Rights” means the exclusive, worldwide, royalty-free and perpetual right under all patents, trade secrets and other intellectual property owned by the Company, Kingstone Semiconductor, any Subsidiary or any Key Developer that are developed for the Solar Tool, exclusively for use in selling and servicing the Solar Tool and any future Solar Tool developed by the Company, any Subsidiary or Mr. CHEN Jiong, which were granted to Buyer as set forth in the Amended and Restated Head-Start Agreement, subject to the conditions thereof and hereof.

    (gg) “Seller Ancillary Document” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Seller, the Company or any Shareholder or any Affiliate of Seller, the Company or any Shareholder in connection with the transactions contemplated hereby.

    (hh) “Stock Indemnity Escrow Agent” shall mean a third-party bank that is mutually acceptable to Buyer and Seller.

    (ii) “Stock Indemnity Escrow Agreement” shall mean that certain Escrow Agreement to be entered into among Buyer, Seller, each of the Shareholders and the Stock Indemnity Escrow Agent, in the form to be agreed upon by Buyer and Seller.

    (jj) “Supplier” means any supplier that the Company and/or its Subsidiaries has paid in the aggregate more than USD$25,000 during the 12-month period ended on the date hereof.

    (kk) “Tax Authority” means any Federal taxing authority of China and any other state, local or foreign agency, department or organization responsible for the administration of Taxes.

    (ll) “Tax Code” means the national tax codes, tax laws and related regulations of China and Hong Kong, and any local tax statutes, codes or ordinances applicable to the Company, its Subsidiaries or the Transaction.

    (mm) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    (nn) “Taxes” means any Federal, state, local and foreign income, payroll, withholding, excise, sales, use, license, lease, personal and other property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), unemployment compensation, disability, transfer, registration, value-added, alternative or add-on minimum, estimated, capital stock and franchise, goods and services, health, social services and education taxes; all customs, import and export taxes or duties; and any other tax of any kind whatsoever, including interest, penalties, additions to tax and fines on any of the foregoing, whether or not disputed.

    (oo) “US GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

    1.2 Index of Other Definitions. The following terms are defined in this Agreement in the Sections indicated below:

Term	Section
Agreement	Preamble
Buyer	Preamble
Seller	Preamble
Company	Preamble
Shareholders	Preamble
Effective Date	Preamble
Company Stock	Recitals
Transaction	Recitals
Issued Stock	2.1
Seller Stock	2.1
Acquired Stock	2.1
Closing	2.2
Closing Date	2.2
Cash Payment	2.4(a)
Buyer Stock	2.4(a)
Stock Payment	2.4(a)
Head-Start Payment	2.4(b)
Purchase Price	2.4(b)
Stock Purchase Note	2.4(b)
Cash Escrow Amount	2.4(c)
Stock Escrow Amount	2.4(c)
Indemnity Escrow Amount	2.4(c)
Securities Act	3.2(f)(i)
Subsidiary	3.3(b)
Balance Sheet	3.3(f)(i)
Historical Financial Statements	3.3(f)(i)
Interim Financial Statements	3.3(f)
Financial Statements	3.3(f)(i)
Competing Business	3.3(j)
Affiliate Loans	3.3(j)
Material Contracts	3.3(l)
Permits	3.3(m)
Real Estate	3.3(n)
Real Properties	3.3(n)(i)
Environmental Laws	3.3(n)(ii)
Environmental Permits	3.3(n)(iii)

Term	Section
Real Properties	3.3(q)
Intellectual Property	3.3(t)(i)
Berrian IP	3.3(t)(i)
Owned IP Rights	3.3(t)(i)
Licensed IP Rights	3.3(t)(iii)
IP Rights	3.3(t)(iii)
Trade Secrets	3.3(t)(vii)
Social Security Funds	3.3(z)
SEC	4.4
SEC Documents	4.4
Buyer Financial Statements	4.4
Buyer Balance Sheet	4.10
Key Developers	5.9(b)
Transfer Tax Notice	7.13
Drop Dead Date	6.3(a)(ii)
Development Program	7.1(a)
Escrowed Stock Payment	7.1(a)
Initial Payment	7.1(a)
Solar Tool	7.1(a)
Solar Tool Funds	7.1(b)
Solar Tool Loan	7.1(b)
Non-Indemnity Escrow Agreement	7.1(c)
Non-Indemnity Escrow Account	7.1(c)
Purchase and Loan Termination Event	7.1(d)
Break-Up Option	7.1(e)
Phase	7.2(a)
Phase I	7.2(a)(i)
Phase II	7.2(a)(ii)
Alpha Solar Tool	7.2(a)(ii)
Phase III	7.2(a)(iii)
Beta Solar Tools	7.2(a)(iii)
Right of First Refusal and Standstill Agreement	7.4
Board	7.5
Kingstone Representatives	7.5
Buyer Directors	7.5
Damages	8.2(a)(i)
Indemnified Party	8.2(b)(i)
Indemnifying Party	8.2(b)(i)
Third Party Claim	8.2(b)(i)
Litigation Conditions	8.2(b)(i)
Surviving Representations	8.2(b)(vii)
HKIAC	9.4

    1.3 Usage.

    (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

       (i) the singular number includes the plural number and vice versa;

       (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

       (iii) reference to any gender includes each other gender;

       (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

       (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

       (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

       (vii) “or” is used in the inclusive sense of “and/or”;

       (viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

       (ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

    (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with HK GAAP and/or PRC GAAP, as applicable.

    (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

    (d) Attachments. All annexes, disclosure schedules, exhibits and other attachments hereto are incorporated herein by reference and, taken together with this Agreement, including the foregoing Recitals, shall constitute but a single agreement.

ARTICLE II

THE TRANSACTIONS

    2.1 The Transactions. Seller owns one hundred percent (100%) of the Company Stock issued and outstanding prior to the Closing Date. Subject to the terms and conditions of this Agreement, at the Closing, (i) Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, 415 shares of the Company Stock owned by Seller (the “Seller Stock”), free and clear of all Liens and (ii) the Company shall issue to Buyer 300 shares of newly-issued Company Stock (the “Issued Stock” and, together with the Seller Stock, the “Acquired Stock”), free and clear of all Liens.

    2.2 Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Squire, Sanders & Dempsey L.L.P., Suite 1207, 12th Floor, Shanghai Kerry Centre, 1515 Nanjing Road West, Shanghai 200040, at 10:00 a.m., local time, on January 21, 2011, or on such earlier date or at such other time and place as the parties shall mutually agree (the “Closing Date”), subject in all respects to the provisions hereof, including the satisfaction (or waiver, as applicable) of each of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof.

    2.3 Company Stock Certificates. Seller and the Company shall deliver to Buyer on the Closing Date, the share certificates representing the Acquired Stock, free and clear of all Liens, accompanied by the properly signed and stamped instrument of transfer and bought and sold notes duly executed by Seller representing the transfer of the Seller Stock and all appropriate instruments and documents relating to the issuance of the Issued Stock, duly executed by the Company or the appropriate representative thereof.

    2.4 Payment of Purchase Price.

    (a) As payment in full for the Seller Stock being acquired by Buyer hereunder, Buyer shall pay, in the manner set forth in this Section 2.4, (i) cash in the amount of One Million Four Hundred Twenty Thousand and 00/100 United Stated Dollars (USD$1,420,000) (the “Cash Payment”) and (ii) shares of common stock of Buyer (the “Buyer Stock”) with a value (as of the Closing Date as determined pursuant to Section 2.6 below) of Four Million Eighty Thousand and 00/100 United States Dollars (USD$4,080,000) (the “Stock Payment”).

    (b) As payment in full for the Issued Stock being acquired by Buyer hereunder, Buyer (i) has paid, pursuant to the Amended and Restated Head-Start Agreement, the sum of Three Hundred Ten Thousand and 00/100 United States Dollars (USD$310,000) (the “Head-Start Payment”) and (ii) shall deliver a promissory note (the “Stock Purchase Note” and, together with the Cash Payment, the Stock Payment and the Head Start Payment, the “Purchase Price”) in the form attached hereto as Exhibit A-3, pursuant to which Buyer shall be obligated to pay to the Company up to Three Million Six Hundred Ninety Thousand and 00/100 United States Dollars (USD$3,690,000), subject to the terms and conditions set forth in Article VII below and the Stock Purchase Note. Notwithstanding the payment of the Stock Purchase Note in installments, Buyer and the Company agree that all ownership of the Issued Stock shall vest in Buyer as of the Closing Date, and such shares shall be fully paid so long as Buyer fulfills its obligations under the Stock Purchase Note.

    (c) On the Closing Date, Buyer shall make payment of the Purchase Price as follows:

       (i) Buyer shall deliver: (A) to Seller, the Cash Payment less the Cash Escrow Amount, by wire transfer of immediately available funds to a bank account designated by Seller, (ii) to the Company, the duly executed Stock Purchase Note, and (iii) to each Shareholder, certificates representing their pro-rata portion of the shares of Buyer Stock comprising the Stock Payment (determined based upon such Shareholder’s pro-rata equity interest in Seller) less, in each case, such Shareholder’s pro-rata portion of the shares of Buyer Stock comprising the Stock Escrow Amount. Seller hereby acknowledges that Buyer is delivering the Buyer Stock to the Shareholders at Seller’s request and that delivery of such Buyer Stock to and in the name of the Shareholders shall constitute satisfaction of Buyer’s obligation to deliver the Stock Payment to Seller hereunder.

       (ii) Buyer shall deliver (i) to the Escrow Agent, the sum of Two Hundred Thirteen Thousand and 00/100 United Stated Dollars (USD$213,000) by wire transfer of immediately available funds (the “Cash Escrow Amount”); and (ii) shall issue in the name of the Shareholders (in pro-rata proportion based upon such Shareholder’s pro-rata equity interest in Seller) certificates representing shares of Buyer Stock with a value (as of the Closing Date as determined pursuant to Section 2.6 below) of Six Hundred Twelve Thousand and 00/100 United Stated Dollars (USD$612,000) (the “Stock Escrow Amount” and, together with the Cash Escrow Amount, the “Indemnity Escrow Amount”). The Indemnity Escrow Amount shall be held and disposed of by the Indemnity Escrow Agents pursuant to the terms and conditions of this Agreement and the applicable Indemnity Escrow Agreement; provided, however, that the certificates representing the Stock Escrow Amount shall be held by Buyer until such time as the Parties have identified the Stock Indemnity Escrow Agent and negotiated the Stock Indemnity Escrow Agreement in accordance with Section 7.13 below, at which time Buyer shall deliver such certificates to the Stock Indemnity Escrow Agent.

    2.5 Disbursement of Indemnity Escrow Amount. The Indemnity Escrow Amount not required to satisfy obligations of the Shareholders as set forth in Article VIII hereof shall be disbursed to Seller in accordance with the terms of the Indemnity Escrow Agreements on the date that is eighteen (18) months following the Closing Date.

    2.6 Valuation of Buyer Stock. For purposes of determining the number of shares of Buyer Stock that will constitute the Stock Payment, the value of each share of Buyer Stock shall be deemed to be equal to the average closing price for a share of Buyer Stock as reported by the NASDAQ Global Market System (a) if the Closing Date occurs on or before January 21, 2011, over the twenty trading (20) day period ending on Friday, January 7, 2011; or (b) if the Closing Date occurs after January 21, 2011, over the twenty trading (20) day period ending five trading days prior to the Closing Date.

    2.7 Other Deliveries.

    (a) At the Closing, the Company, Seller and the Shareholders shall deliver, or cause to be delivered, to Buyer the following:

       (i) the certificates described in Sections 6.1(a) and (b);

       (ii) the share certificates representing the Acquired Stock and the other instruments related thereto described in Section 2.3;

       (iii) a certified copy of the resolutions in writing or minutes of the meeting of the directors of Seller approving entering into the transactions contemplated in this Agreement, authorizing the execution and performance of this Agreement, and all documents incidental thereto, and the affixation of the Common Seal of Seller on such documents (if required);

       (iv) a certified copy of the resolutions in writing or minutes of the meeting of the directors of the Company approving entering into the transactions contemplated in this Agreement, including the issuance and delivery of the Issued Stock, authorizing the execution and performance of this Agreement, and all documents incidental thereto and the affixation of the company chop or the Common Seal of the Company on such documents (if required), approving the resignation of the applicable existing directors and appointing the Buyer Directors to act as new directors of the Company, registering the transfer of ownership of the Seller Stock from Seller to Buyer and the issuance of the Issued Stock to Buyer, and amending and updating the register of members of the Company;

       (v) a certified copy of the resolutions in writing or minutes of the meeting of the directors of Kingstone Semiconductor approving entering into the transactions contemplated in this Agreement, authorizing the execution and performance of this Agreement, and all documents incidental thereto and the affixation of the company chop or the Common Seal of the Company on such documents (if required), approving the resignation of the applicable existing directors and appointing the Buyer Directors to act as new directors of Kingstone Semiconductor;

       (vi) a certified copy of a letter of appointment of the Buyer Directors, duly executed by Seller, appointing the Buyer Directors to act as new directors of the Company;

       (vii) a certified copy of a letter of appointment of the Buyer Directors and, with respect to the Company, a Form D2A (Notification of Change of Secretary and Director Form), duly executed by the Company, appointing the Buyer Directors to act as new directors of the Company and Kingstone Semiconductor;

       (viii) original undated resignation letters of all but two directors of the Company and Kingstone Semiconductor to be replaced by one or more Buyer Directors, together with waiver letter of such director(s) in form and substance satisfactory to Buyer, duly executed by such director(s), pursuant to which such director waives any claims against the Company and its Subsidiaries and, with respect to any director resigning from the Company, an original Form D4 (Notification of Resignation of Secretary and Director) duly executed by the resigning Director;

       (ix) a certified copy of the register of members of the Company showing Buyer as the registered owner of the Acquired Stock, which constitutes 55% of the issued share capital of the Company on the Closing Date;

       (x) a certified copy of resolutions of the Shareholders approving the terms of this Agreement on behalf of Seller;

       (xi) a certified copy of resolutions of Seller, as sole shareholder of the Company, approving the terms of this Agreement on behalf of the Company;

       (xii) a certified copy of resolutions of the Company, as sole shareholder of Kingstone Semiconductor, and other forms required by any relevant Authority, approving the terms of this Agreement on behalf of Kingstone Semiconductor;

       (xiii) an original signed copy of the Cash Indemnity Escrow Agreement, duly executed by Seller and the Shareholders;

       (xiv) original signed copies of the Stock Purchase Note and the Non-Indemnity Escrow Agreement, each duly executed by the Company;

       (xv) original signed copies of the employment agreement entered into with Mr. CHEN Jiong and the agreements entered into with the Key Developers and any other applicable employees of the Company or any Subsidiary described in Sections 5.9 and 3.3(t)(x) below;

       (xvi) a copy of a timely filed Internal Revenue Service Form 8832 electing that Seller be treated as a partnership for U.S. federal income tax purposes;

       (xvii) a copy of a timely filed Internal Revenue Service Form 8832 electing that the Company be treated as a disregarded entity with respect to Seller for U.S. federal income tax purposes;

       (xviii) an original signed copy of the perpetual, worldwide, non-exclusive license from Donald W. Berrian with respect to the use of the Berrian IP in the development, manufacture, sale and use of the Solar Tool, duly executed by Donald W. Berrian, pursuant to which the Company and/or its Subsidiaries shall be granted the right to license the Berrian IP for a royalty not to exceed the lowest amount at which such Berrian IP is licensed to any third party as of the Closing Date (subject to increase solely for adjustment for inflation) and at all times on terms at least as favorable as the terms upon which such Berrian IP is licensed to any third party with respect to price, and the terms of which license shall in all events be commercially reasonable in all respects;

       (xix) a Form 8832, Entity Classification Election, electing that the Company be classified as an association taxable as a corporation for U.S. federal income tax purposes, effective as of the Closing Date executed by Seller and Buyer;

       (xx) an original signed copy of the Amended and Restated Head-Start Agreement duly executed by the Company, Kingstone Semiconductor and each Key Developer; and

       (xxi) all other documents required to be entered into by Seller, the Company or the Shareholders pursuant hereto or reasonably requested by Buyer to convey the shares of Company Stock to Buyer or to otherwise consummate the transactions contemplated hereby.

    (b) At the Closing, in addition to the payment of the Purchase Price as described in Section 2.4 above, Buyer shall deliver, or caused to be delivered to the Shareholders the following:

       (i) the certificates described in Sections 6.2(a) and (b);

       (ii) a certificate by the Secretary or any Assistant Secretary of Buyer, dated the Closing Date, as to (i) the good standing of Buyer in its jurisdiction of incorporation or organization and (ii) the effectiveness of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance hereof by Buyer passed in connection herewith and the transactions contemplated hereby;

       (iii) a written consent to act as director of the Company duly executed by each Buyer Director;

       (iv) Form D2A (Notification of Change of Secretary and Director Form) or such other form prescribed by the Companies Registry of Hong Kong in respect of Company duly executed by each Buyer Director;

       (v) consent to act as director(s) of Kingstone Semiconductor duly executed by each Buyer Director;

       (vi) original signed copy of the Cash Indemnity Escrow Agreement executed by Buyer;

       (vii) original signed copies of the Stock Purchase Note and the Non-Indemnity Escrow Agreement, each duly executed by Buyer;

       (viii) an original signed copy of the Amended and Restated Head-Start Agreement duly executed by Buyer; and

       (ix) all other documents required to be entered into by Buyer at or prior to the Closing pursuant hereto.

    2.8 Tax Characterization. For U.S. federal income tax purposes, the parties hereto hereby agree that the Transaction, together with the election referred to in Sections 2.7(a)(xix) and 7.14 hereof, shall be treated as a single integrated transaction within the meaning of Section 351(a) of the Code as follows: (i) the contribution by Seller of all of the shares of Kingstone Semiconductor to the Company in exchange for all of the stock in the Company in a transfer described in Section 351(a) of the Code, and (ii) the contribution by Buyer of the Head-Start Payment and the Stock Purchase Note to the Company in exchange for the Issued Stock in a transfer described in Section 351(a) of the Code. Following the aforementioned contributions there will be a sale by Seller of the Seller Stock to Buyer in exchange for the Cash Payment and the Stock Payment. Neither Buyer nor Seller shall take a contrary position for any U.S. federal tax purposes with respect to any of the transactions described in this Section 2.8.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLER AND THE SHAREHOLDERS

    Except as otherwise qualified or disclosed to Buyer in the Disclosure Schedules delivered in connection with this Agreement, Seller and the Shareholders (only as to himself, herself or itself with regards to a representation by a Shareholder) severally represent and warrant to Buyer that the representations and warranties set forth in this Article III are true and correct on the date hereof and shall be true and correct on the Closing Date. Notwithstanding the foregoing, any matter disclosed in any particular section of the Disclosure Schedules shall be deemed to be disclosed in reference to any other section of the Disclosure Schedules only if the relevance of such information to such other Disclosure Schedule is reasonably apparent on its face.

    3.1 Representations and Warranties Relating to Seller.

    (a) Organization and Good Standing. Seller is duly incorporated as a limited liability company duly organized, validly existing and in good standing under the laws of Hong Kong, China. Seller is qualified to do business in all jurisdictions where such qualification is required and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder, except where the failure to be so qualified or to have such power and authority would not have a Material Adverse Effect.

    (b) Authorization and Enforceability. Seller has full power and authority to make, execute, deliver and perform this Agreement and the Seller Ancillary Documents to which Seller is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Seller Ancillary Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and such Seller Ancillary Documents shall be as of the Closing Date, duly executed and delivered by Seller, and do or shall, as the case may be, constitute the valid and binding agreements of Seller, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

    (c) No Violation of Laws or Agreements. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller do not, and the consummation by Seller of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the compliance with the terms, conditions and provisions thereof will not: (i) contravene any provision of the constitutional documents of the Seller; (ii) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the modification or termination of any provision of, or result in or permit the acceleration of the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien of any nature whatsoever upon any assets of Seller or give to others any interests or rights therein under, any indenture, mortgage, loan or credit agreement, license, contract, or other agreement or commitment to which the Seller is a party or by which the Seller or any of its assets may be bound or affected, (iii) violate or contravene any judgment or order of any court or Authority, domestic or foreign, or any applicable Law, (iv) give any Authority or other Person the right to challenge any of the transactions contemplated under this Agreement or to exercise any remedy or obtain any relief under, any Law or order to which Seller, or any of the assets owned or used by Seller, is subject; or (v) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by the Company or any of its Subsidiaries.

    (d) Ownership. Seller (i) is the sole beneficial and record owner of all Company Stock (excluding the Issued Stock to be issued hereunder) and such Company Stock is free and clear of any Lien and (ii) upon Closing and following the issuance of the Issued Stock to Buyer as contemplated hereunder, the Acquired Stock will constitute 55% of the issued share capital of the Company. All the Acquired Stock will be fully paid or properly credited as fully paid on or before the Closing Date. Upon delivery of the share certificates for the Acquired Stock pursuant to this Agreement, together with any other documentary evidence reflecting the transfer and issuance of such Acquired Stock as required hereunder, Buyer will acquire good, valid and marketable title to such Acquired Stock, free and clear of any Lien, except for Liens that Buyer causes to be placed upon such assets.

    (e) Consents. Except as set forth on Schedule 3.1(e), no consent, approval or authorization of, or registration or filing with, any Person, including any Authority, relating to Seller, the Company or any Subsidiary, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    (f) Seller Liabilities and Guarantees. Seller has not guaranteed any obligations of the Company or any Subsidiary under any guarantee, letter of credit, bid bond or performance bond.

    (g) Seller Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of each Seller or the Shareholders, threatened against, relating to or involving Seller which could reasonably be expected to adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement or any Seller Ancillary Document.

    (h) Taxes. Except as set forth on Schedule 3.1(h), Seller is and has been treated as a partnership for U.S. federal income tax purposes since the date of its formation. None of the Shareholders is treated as a “United States Shareholder” within the meaning of Section 951(b) of the Code with respect to Kingstone Semiconductor. No portion of the Purchase Price is subject to the Tax withholding provisions of applicable law. Seller and the Shareholders have paid, or will pay, any Taxes payable by them when due with respect to the transactions contemplated by this Agreement.

    (i) Reliance. The foregoing representations and warranties are made with the knowledge and expectation that Buyer is placing reliance thereon.

    3.2 Representations and Warranties Relating to the Shareholders.

    (a) Shareholders’ Capacity and Authority. Each Shareholder has full legal right, power and authority to enter into this Agreement and each Seller Ancillary Document to which such Shareholder is a party, to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, without the need of the consent of any other Person. The execution, delivery and performance by each Shareholder of this Agreement and each Seller Ancillary Document to which such Shareholder is a party, and the consummation by such Shareholder of the transactions contemplated hereby and thereby, have been duly authorized by all required action on the part of such Shareholder and no approval or consent of any other Person is required in connection therewith.

    (b) Enforceability. This Agreement has been, and each of the Seller Ancillary Documents to which any Shareholder is a party shall be as of the Closing Date, duly executed and delivered by each Shareholder executing the same, and do or shall, as the case may be, constitute the valid and binding agreements of such Shareholder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and the application of equitable principles.

    (c) No Violation of Laws or Agreements. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Shareholders do not, and the consummation by the Shareholders of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the compliance with the terms, conditions and provisions thereof will not: (i) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the modification or termination of any provision of, or result in or permit the acceleration of the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien of any nature whatsoever upon any assets of the Shareholders or give to others any interests or rights therein under, any indenture, mortgage, loan or credit agreement, license, contract, or other agreement or commitment to which any Shareholder is a party or by which any Shareholder or such Shareholder’s assets may be bound or affected, (ii) violate or contravene any judgment or order of any court or Authority, domestic or foreign, or any Law applicable to any Shareholder, (iii) give any Authority or other Person the right to challenge any of the transactions contemplated under this Agreement or to exercise any remedy or obtain any relief under, any Law or order to which any Shareholder, or any of the assets owned or used by any Shareholder, is subject; or (iv) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by the Company or any of its Subsidiaries.

    (d) Shareholder Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of each Shareholder, threatened against, relating to or involving such Shareholder which could reasonably be expected to adversely affect such Shareholder’s ability to consummate the transactions contemplated by this Agreement or any Seller Ancillary Document to which such Shareholder is a party.

    (e) Amounts Owed to Shareholders. Neither the Company nor any Subsidiary owes or is obligated to pay any Shareholder any amount, except for salary, employee benefits and bonuses, accrued prior to the Closing in the ordinary course of business consistent with past practice and except as set forth on Schedule 3.2(e).

    (f) Investment Representations.

       (i) Each Shareholder acknowledges that the issuance of the Buyer Stock hereunder is not registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or under the securities laws of any state or other jurisdiction, and is being made pursuant to exemptions from registration which is applicable to transactions by an issuer not involving any public offering, and that Buyer’s reliance on this exemption is based in part on the representations made by the Shareholders in this Section 3.2(f).

       (ii) Each Shareholder acknowledges and agrees that the Buyer Stock constitutes “restricted securities” that must be held until their disposition is either registered or an exemption from registration becomes available therefor. In addition, each Shareholder acknowledges and agrees to the restrictions on sale of such shares of Buyer Stock set forth elsewhere in this Agreement. The Buyer Stock constituting the Stock Payment and all certificates evidencing such shares, upon initial issuance, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE U.S. STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO THEIR DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

       (iii) Each Shareholder acknowledges and agrees that Seller is acquiring the Buyer Stock for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other Person, other than the Shareholders, has a direct or indirect beneficial interest in such shares. Further, each Shareholder represents and warrants that neither Seller nor such Shareholder has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Stock.

    (g) Reliance. The foregoing representations and warranties are made with the knowledge and expectation that Buyer is placing reliance thereon.

    3.3 Representations and Warranties Relating to the Company and its Subsidiaries.

    (a) Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Hong Kong, China. The Company has all requisite corporate power and all governmental licenses, authorizations, consents and approvals required for it to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as now being conducted and as proposed to be conducted. All filings and registrations relating to the Company required by applicable Laws (other than the deliverables at Closing) have been completed and updated in a timely manner. Schedule 3.3(a) hereto lists all the jurisdictions in which the Company is qualified to do business, which constitute all of the jurisdictions in which such qualification is required by the ownership or use of the properties owned or used by it or the nature of the activities conducted by it. The Company is in good standing under the laws of each jurisdiction listed on Schedule 3.3(a).

    (b) Subsidiaries and Other Businesses. Schedule 3.3(b) hereto lists each of the Company’s Subsidiaries and sets forth the jurisdiction of organization and the authorized, issued and outstanding capital of each such Subsidiary and identifies the owner(s) of all outstanding capital of each such Subsidiary, specifying the amount of outstanding capital owned by each such owner. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Subsidiary has all requisite corporate power and all governmental licenses, authorizations, consents and approvals required for it to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as now being conducted and as proposed to be conducted. Schedule 3.3(b) hereto lists all the jurisdictions in which each Subsidiary is qualified to do business, which constitute all of the jurisdictions in which such qualification is required by the ownership or use of the properties owned or used by it or the nature of the activities conducted by it. Each Subsidiary is in good standing under the laws of each jurisdiction listed on Schedule 3.3(b). “Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company or for which the Company has the power, directly or indirectly, to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies for such Person; provided, however, that in addition to and notwithstanding the foregoing, the term “Subsidiary” shall also include KingCore. Except as set forth on Schedule 3.3(b) hereto, the Company has not owned, in the past ten (10) years prior to the date hereof, nor does it currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

     (c) Capitalization and Ownership. The authorized share capital of the Company consists solely of 10,000 ordinary shares, par value HKD1.00 per share, of which 1,000 ordinary shares are issued and outstanding (prior to the issuance of the Issued Stock as contemplated hereunder). The Company Stock is owned beneficially and of record by Seller and constitutes one hundred percent (100%) of the issued and outstanding capital stock of the Company (prior to the issuance of the Issued Stock as contemplated hereunder). All of the outstanding shares of Company Stock have been, and when issued all of the shares of Issued Stock shall be, duly authorized, validly issued and fully paid and nonassessable. All of the outstanding shares of Company Stock were issued, and when issued all of the shares of Issued Stock shall have been issued, in compliance with all applicable federal and local securities Laws. None of the outstanding securities of the Company have been, and when issued none of the shares of Issued Stock shall have been, issued in violation of any pre-emptive rights, rights of first refusal or similar rights applicable to the Company. Other than the agreement relating to the issuance of the Issued Stock hereunder, no contract, commitment or undertaking of any kind has been made for the issuance of additional shares of capital stock or other securities of the Company, nor is there in effect or outstanding any subscription, option, warrant or other right to acquire any shares of capital stock of the Company or other instruments convertible into or exchangeable for such shares. There are no outstanding contracts or other agreements of the Company, Seller, the Shareholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the Company Stock. There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company. There are no voting trust agreements or other contracts, agreements or arrangements restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of the Company. The Company has not, in the past ten (10) years prior to the date hereof, purchased, redeemed or otherwise acquired any shares of capital stock, units or other equity interests of the Company. The Company holds no shares of capital stock in its treasury. Upon delivery of the Acquired Stock to Buyer pursuant to the provisions of this Agreement, Buyer will acquire good, valid and marketable title to the Acquired Stock, free and clear of any and all Liens, Taxes and capital duties. There are no declared dividends or accrued but unpaid dividends (whether or not declared) in respect of any of the capital stock, units or other equity interests of the Company. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any capital stock (including options, warrants or debt convertible into shares, options or warrants) of the Company has given rise to any claim or action by any Person that is enforceable against the Company, any Subsidiary, the Shareholders or Buyer, and no fact or circumstance exists that could give rise to any such right, claim or action. No Subsidiary has issued any options, warrants or other rights to acquire any of its capital stock.

     (d) Authorization and Enforceability. The Company has full power and authority to make, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

     (e) No Violation of Laws or Agreements. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the compliance with the terms, conditions and provisions thereof will not: (i) contravene any provision of the constitutional documents of the Company or any of its Subsidiaries; (ii) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the modification or termination of any provision of, or result in or permit the acceleration of the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien of any nature whatsoever upon any assets of the Company or any of its Subsidiaries or give to others any interests or rights therein under, any indenture, mortgage, loan or credit agreement, license, contract, or other agreement or commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound or affected; (iii) violate or contravene any judgment or order of any court or Authority, domestic or foreign, or any applicable Law, (iv) give any Authority the right to challenge any of the transactions contemplated under this Agreement or the Seller Ancillary Documents, or to exercise any remedy or obtain any relief under, any Law or order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject; or (v) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by the Company or any of its Subsidiaries.

     (f) Financial Statements.

          (i) Schedule 3.3(f)(i) contains the financial statements, including balance sheets and profit and loss accounts, for Kingstone Semiconductor for the fiscal year ended December 31, 2009, audited in accordance with applicable Law (the “Historical Financial Statements”), and unaudited financial statements, including balance sheets and profit and loss accounts, for Kingstone Semiconductor as of and for the period from January 1, 2010 through November 30, 2010 (the “Interim Financial Statements”). The materials included in Schedule 3.3(f)(i) hereto are sometimes collectively referred to herein as the “Financial Statements.” The books of account and related records of the Company and each of its Subsidiaries reflect in reasonable detail the assets, liabilities and transactions of the Company and its Subsidiaries in accordance with HK GAAP and/or PRC GAAP, as applicable. Since December 31, 2009, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company or any of its Subsidiaries.

          (ii) Each of the Financial Statements (including the related notes and schedules) is true, complete and correct in all material respects, is consistent with the books and records of Kingstone Semiconductor and is in accordance with PRC GAAP and fairly presents Kingstone Semiconductor’s financial condition, results of operations, assets, liabilities and retained earnings as of their respective dates, subject in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnote disclosure. The Company and each Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with HK GAAP and/or PRC GAAP, as applicable.

     (g) No Undisclosed Liabilities. Except as set forth on Schedule 3.3(g), none of the Company nor any of its Subsidiaries has any material liability of any nature, whether due or to become due, absolute, contingent or otherwise, including any guaranty or indemnity in respect of the liabilities, debts or obligations of any other Person, except: (i) to the extent fully reflected as a liability on the Interim Financial Statements; or (ii) liabilities incurred in the ordinary course of business consistent with past practice since November 30, 2010.

     (h) No Material Adverse Changes. Except as set forth on Schedule 3.3(h), since December 31, 2009, each of the Company and its Subsidiaries has conducted its business only in the ordinary course consistent with past practice, and there has been (i) no event, circumstance or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; (ii) no damage, destruction, loss or casualty to property or assets of the Company or any of its Subsidiaries with a value in excess of USD$10,000, whether or not covered by insurance; or (iii) no action taken of the type described in Section 5.1 hereof, that, had such action occurred following the date hereof without Buyer’s prior approval, would be in violation of Section 5.1(a), (b), (c) or (e) hereof.

     (i) Taxes.

          (i) The Company and each of its Subsidiaries have: (A) timely filed all required Tax Returns; (B) timely paid in full all Taxes due and owing by the Company or the applicable Subsidiary, whether or not shown on any Tax Return; and (C) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Tax Returns have been prepared in accordance with all applicable Laws and requirements, accurately reflect the taxable income (or other measure of Tax base) of the Company and each Subsidiary and are true, accurate, and complete in all material respects. All Taxes that the Company or any Subsidiary is required by Law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority. The accruals for Taxes contained in the Interim Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all liabilities for Taxes of the Company and each Subsidiary for all periods ending on or before the date of the Interim Financial Statements and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes of the Company and each Subsidiary for periods ending after the date of the Interim Financial Statements have been paid or are adequately reserved against on the Company’s or the applicable Subsidiary’s consolidated books of account as of the Closing Date. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. The Company and each Subsidiary has disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of the Tax owed thereunder. True copies of all tax returns of the Company and each of its Subsidiaries for the fiscal year ended December 31, 2009 have been delivered to Buyer.

          (ii) Except as set forth on Schedule 3.3(i)(ii), there are no proposed assessments of Taxes against the Company or any of its Subsidiaries, or proposed adjustments to any Tax Returns filed, which are pending against the Company or any of its Subsidiaries. To the Knowledge of Seller or the Shareholders, the returns, reports or forms related to Taxes filed by or with respect to the Company and each of its Subsidiaries are not being examined by, and no written or oral notification of intention to examine has been received from, any Tax Authority. No currently pending issues have been raised with the Company, any of its Subsidiaries or any of the Shareholders in writing by any Tax Authority. There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the Knowledge of Seller or the Shareholders, threatened against the Company or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Tax Authority. Schedule 3.3(i)(ii) hereto lists all jurisdictions in which the Company and each Subsidiary has filed Tax Returns. No claim has been made by a Tax Authority of a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction and, to the Knowledge of Seller or the Shareholders, no basis exists for such a claim. There are no requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any of its Subsidiaries, or any other matter pending between the Company or any of its Subsidiaries and any Tax Authority. There are no Liens for Taxes outstanding (other than Liens for Taxes that are not yet due and payable) or, to the Knowledge of Seller or the Shareholders, threatened.

          (iii) Neither the Company nor any Subsidiary has: (A) filed any consent agreement with any Tax Authority; (B) applied for a ruling concerning Taxes from any Tax Authority; (C) entered into a closing agreement concerning Taxes with any Tax Authority; (D) executed a waiver or consent extending any statute of limitation for the assessment of any Tax liability that remains outstanding; or (E) granted a power of attorney with respect to any Tax matter that has continuing effect. All accounting periods and methods used by the Company and each of its Subsidiaries are permissible periods and methods, and neither the Company nor any Subsidiary is required to make any adjustments under the Tax Code (or any comparable provision of local Law) by reason of a change of accounting method. Neither the Company nor any Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

          (iv) The Company elected as of the date of its formation to be an “entity disregarded from Seller” for U.S. federal income tax purposes, and such election remains in effect as of the Closing Date, except to the extent the Company’s classification is changed as a result of the filing of the Form 8832 described in Section 7.14 below.

          (v) With respect to the Company, and with respect to each Subsidiary, (A) it is not and has never been a “controlled foreign corporation” within the meaning of Section 957 of the Code; (B) it has not, and has never had, a permanent establishment or other taxable presence in any foreign country other than Hong Kong and the PRC, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between Hong Kong, the PRC and such foreign country; (C) it has not (1) participated or engaged in any transaction described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (2) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law); (D) it is not required to document a transfer pricing methodology in compliance with Section 482 of the Code, or any comparable provisions of state, local or non-U.S. Tax law; (E) it is not party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible under Section 280G of the Code; (F) it has not been either a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code is applicable; and (G) it has not participated in an international boycott as defined in Section 999 of the Code.

     (j) Related Party Transactions. Except as set forth on Schedule 3.3(j), (i) neither Seller, any Shareholder, nor any Affiliate of Seller or a Shareholder has had, any interest in any material property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company or any of its Subsidiaries; (ii) neither Seller, any Shareholder, nor any Affiliate of Seller or a Shareholder is, or has owned (of record or as a beneficial owner) a equity interest or any other financial or profit interest in a Person that has (A) had business dealings or a material financial interest in any transaction with any of Seller, the Company or any of the Company’s Subsidiaries, or (B) engaged in competition with any of Seller, the Company or any such Subsidiary with respect to any line of the products or services of such company (a "Competing Business") in any market presently served by such company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market; (iii) neither Seller, any Shareholder, nor any Affiliate of Seller or a Shareholder is a party to any contract or agreement with, or has any claim or right against, any of Seller, the Company or any such Subsidiary, other than claims arising in the ordinary course as an employee of the Company or a Subsidiary that are not material in amount or nature. Schedule 3.3(j) sets forth a true, correct and complete list of all notes receivable and notes payable (the “Affiliate Loans”) of the Company owing by or to any director, officer, employee or Affiliate of the Company or by or to any Shareholder, including the outstanding balance, applicable interest rate and required payments under each Affiliate Loan as of the date hereof.

     (k) No Pending Litigation or Proceedings. Except as specifically disclosed on Schedule 3.3(k) hereto, (i) there are no actions, suits, investigations or proceedings pending against or, to the Knowledge of Seller or the Shareholders, threatened against or affecting the Company or its Subsidiaries or any of their respective assets or operations before or involving any court, arbitrator or Authority; and (ii) there are currently no outstanding judgments, decrees or orders of any court, arbitrator or Authority against or affecting the Company or its Subsidiaries, the business of the Company or its Subsidiaries, or any of their respective assets or operations. None of the items disclosed on Schedule 3.3(k) has had, or if finally determined adversely to the Company or any of its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries taken as a whole. Except as set forth on Schedule 3.3(k), neither the Company nor any of its Subsidiaries has any exposure to any actions, suits, investigation, claims or proceedings alleging injury or damage due either to defects in design, manufacture and/or warning or to any negligence arising from the aforementioned activities, for any product sold by the Company or any of its Subsidiaries (i) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in kind, size and scope of the Company and its Subsidiaries; or (ii) that would have a Material Adverse Effect on the Company or any of its Subsidiaries taken as a whole or their collective operations.

     (l) Contracts; Compliance. Schedule 3.3(l) hereto contains a true, correct and complete list of the following contracts in effect as of the date hereof (the “Material Contracts”):

          (i) all commitments and agreements (oral or written) for the purchase of any materials or supplies that involve an expenditure by the Company or any Subsidiary of more than USD$25,000 for any one contract;

          (ii) all leases for real estate, equipment and all other rental agreements pursuant to which the Company or any Subsidiary is either lessor or lessee;

          (iii) all notes, mortgages, indentures, security interests, bonds, debentures, loans, lines of credit and other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances, and any guaranty of any of the foregoing to which the Company or any Subsidiary is a party;

          (iv) all other orders, leases, commitments, licenses, agreements, permits and instruments (oral or written) to which the Company or any Subsidiary is a party or by which it or its properties are bound that require payment by the Company or any Subsidiary of more than USD$25,000 or that may not be terminated without penalty within three (3) months after the Closing Date;

          (v) all agreements with customers or otherwise, including without limitation, purchase orders, that involve a payment to the Company or any Subsidiary of more than USD$25,000;

          (vi) all employment and consulting agreements to which the Company or any Subsidiary is a party;

          (vii) all sales agency, manufacturer’s representative and distributorship agreements or other distribution or commission arrangements to which the Company or any Subsidiary is a party;

          (viii) all partnership or joint venture agreements to which the Company or any Subsidiary is a party;

          (ix) all contracts or options relating to the sale or purchase by the Company or any Subsidiary of any material asset or capital stock of any Person, or a merger, consolidation, business combination or similar extraordinary transaction, other than sales of Inventory in the ordinary course of business consistent with past practice;

          (x) all agreements or commitments for capital expenditures by the Company or any Subsidiary in excess of USD$25,000 for any single project or USD$75,000 in the aggregate;

          (xi) all agreements containing any covenant restricting the freedom of the Company or any Subsidiary or any officers or key employees of the Company or any Subsidiary to compete in any line of business or area with any Person;

          (xii) all agreements containing any covenant providing for an exclusive relationship between the Company or any Subsidiary and any Person;

          (xiii) all contracts to which the Company is a party that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

          (xiv) all contracts and agreements to which the Company or any Subsidiary is a party, or to which the Company or any Subsidiary or any of their respective property is subject, for the cleanup, abatement or other actions in connection with any Hazardous Substance, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

          (xv) all contracts and agreements to which the Company or any Subsidiary is a party that grant to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets or capital stock of the Company or any Subsidiary;

          (xvi) all contracts and agreements to which the Company or any Subsidiary is a party that provide for the granting or receiving of a license, sublicense or franchise or under which the Company or any Subsidiary is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, except for ordinary course shrink wrap license agreements;

          (xvii) all contracts, licenses and agreements to which the Company or any Subsidiary is a party (A) with respect to IP Rights licensed or transferred to any third party (other than end-user licenses in the ordinary course of business) or (B) pursuant to which a third party has licensed or transferred any IP Rights to the Company or any Subsidiary;

          (xviii) all contracts providing for the indemnification or holding harmless of any officer, director, or employee of the Company or any Subsidiary;

          (xix) all outstanding powers of attorney empowering any Person to act on behalf of the Company or any Subsidiary; and

          (xx) any agreement (A) involving an annual commitment or annual payment to or from the Company or any Subsidiary of more than USD$25,000 individually or (B) that is material to the Company or any Subsidiary, taken as a whole.

     True and complete copies of the Material Contracts have been delivered to Buyer prior to the date hereof. Correct and complete copies of all standard form sales orders, sales invoices and purchase orders used by the Company or any Subsidiary have been delivered or made available to Buyer prior to the date hereof.

     All Material Contracts to which the Company or any Subsidiary is a party or by which such entity is bound are legal, valid, binding and in full force and effect and are enforceable in accordance with their respective terms with respect to the Company or Subsidiary, as applicable, and, to the Knowledge of Seller and the Shareholders, each other party to such Material Contracts, except that such enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies. The Company, each applicable Subsidiary and, to the Knowledge of Seller and the Shareholders, each other party to such Material Contracts have complied in all material respects with the provisions thereof, and are not in default in any material respect under any of the terms thereof, and, to the Knowledge of Seller and the Shareholders, no event has occurred that with the passage of time or the giving of notice or both would constitute such a default. Except as specifically set forth in Schedule 3.3(l), neither the Company nor any Subsidiary has received any written claim from any other party to any Material Contract that the Company or any Subsidiary has breached any obligations to be performed by it thereunder to date, or is otherwise in default or delinquent in performance thereunder. Schedule 3.3(l) identifies with an asterisk each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby. Neither the Company nor any Subsidiary is participating in any discussions or negotiations regarding modification of, or amendment to, any Material Contract or entry into any new material contract applicable to the Company, any Subsidiary or the real or personal property of the Company or any Subsidiary, other than purchase orders with customers or suppliers entered into in the ordinary course of business.

     (m) Compliance with Laws.

          (i) Except as set forth on Schedule 3.3(m)(i), the Company and each of its Subsidiaries are in compliance (and have been at all times during the past five (5) years) in all material respects with all notifications, permits (including environmental, construction and operation permits), franchises, certificates, licenses, approvals, exemptions, classifications, registrations and other similar documents and authorizations (collectively, the “Permits”) required under all applicable Laws in connection with their business;

          (ii) Schedule 3.3(m)(ii) contains a complete and correct list of all Permits held by the Company and each of its Subsidiaries; each such Permit is valid, binding and in full force and effect; and the Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions thereof;

          (iii) Except as set forth on Schedule 3.3(m)(iii), each of the Company and its Subsidiaries has conducted at all times during the past five (5) years and each is now conducting its business in compliance in all material respects with all applicable domestic and foreign Laws; the Company and each of its Subsidiaries have taken all necessary action to maintain each Permit, except where the failure to so act shall not have an adverse effect on the Company, its Subsidiaries or their respective operations; and no loss or expiration of any Permit is pending or, to the Knowledge of Seller or the Shareholders, threatened (other than expiration upon the end of any term);

          (iv) The Company does not have a reasonable basis for believing that any Permit, not presently possessed by the Company or any Subsidiary and material to the conduct of the business of the Company or any Subsidiary, is required under applicable Law to conduct the Company’s or any Subsidiary’s business; and

          (v) As of the date hereof, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Seller or the Shareholders, threatened by any Authority: (i) with respect to any alleged violation by the Company or any of its Subsidiaries of any Law; or (ii) with respect to any alleged failure by the Company or any of its Subsidiaries to have any Permit required in connection with the conduct of its business.

     (n) Environmental Matters.

          (i) For the purpose of this Section 3.3(n) “Real Estate” shall mean “Real Properties” as defined in Section 3.3(q) hereof together with any other property ever owned, leased, operated or occupied by the Company or any Subsidiary with respect to the business now or formerly conducted by the Company or any Subsidiary.

          (ii) The Company and each of its Subsidiaries have complied in all material respects with and are not in violation in any material respect of any Law, relating to the environment, and public health and safety and employee health and safety as affected by environmental matters, including those relating to emissions, releases or discharges of, or the presence, use, treatment, storage, disposal, transportation or handling of, Hazardous Substances (“Environmental Laws”).

          (iii) Except as set forth on Schedule 3.3(n)(iii) hereto, the Company and each of its Subsidiaries hold and are in compliance in all material respects with all environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorizations required under all Environmental Laws (“Environmental Permits”), and all of such Environmental Permits are valid and in full force and effect. All such Environmental Permits are listed on Schedule 3.3(n)(iii) hereto. The Company and each of its Subsidiaries have made or will make before the Closing Date timely application for renewals of all such Environmental Permits for which Environmental Laws require that applications must be filed on or before the Closing Date, as applicable, to maintain the Environmental Permits in full force and effect.

          (iv) As of the date hereof, no notice, citation, complaint, summons, order or penalty has been issued or received, no complaint has been filed, no penalty has been assessed and, to the Knowledge of Seller or the Shareholders, no investigation or review is pending or threatened by any governmental or other entity: (a) with respect to any alleged violation by the Company or any of its Subsidiaries, with respect to the operations of the Company or any of its Subsidiaries of any Environmental Law; (b) with respect to any alleged failure by the Company or any of its Subsidiaries to have any Environmental Permit; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances by or on behalf of the Company or any of its Subsidiaries.

          (v) As of the date hereof, neither the Company nor any of its Subsidiaries has received any request for information, notice of claim, demand, order or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance.

          (vi) Neither the Company nor any Subsidiary or Affiliate of the Company has used, generated, treated, stored for more than 180 days, recycled or disposed of any Hazardous Substances on the Real Estate, nor, to the Knowledge of Seller or the Shareholders, has anyone else treated, stored for more than 180 days, recycled or disposed of any Hazardous Substances on the Real Estate.

          (vii) No polychlorinated biphenyls, asbestos-containing materials or underground storage tanks, active or abandoned, to the Knowledge of Seller or the Shareholders, are present; nor have any of the above been installed, used or closed by any Shareholder or the Company or any Subsidiary on any Real Estate.

          (viii) No Hazardous Substance generated by the Company or any of its Subsidiaries has been recycled, treated, stored, disposed of or transported by any entity other than those listed on Schedule 3.3(n)(viii) hereto.

          (ix) No Hazardous Substance managed by the Company or any of its Subsidiaries has come to be located at any site which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against the Company or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims.

          (x) No Hazardous Substance has been Released at, on, about or under or is present in any Real Estate when owned, occupied operated or leased by the Company or any of its Subsidiaries; nor, to the Knowledge of Seller or the Shareholders, at any other time.

          (xi) As of the date hereof, (A) no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of the Company or in relation to the Real Estate; and (B) no such property is listed or proposed for listing on any list of sites requiring investigation or clean-up.

          (xii) As of the date hereof, there are no environmental Liens on any properties owned or leased by the Company or any of its Subsidiaries and no governmental actions have been taken or are in process or pending or, to the knowledge of Seller or the Shareholders, threatened, which could subject any of such properties to such Liens.

          (xiii) No deed or other instrument of conveyance of real property to the Company or any of its Subsidiaries with respect to Real Estate contains a notice or restriction relating to the actual or suspected presence of Hazardous Substances.

          (xiv) Except as set forth on Schedule 3.3(n)(xiv), as of the date hereof, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted on behalf of the Company or any of its Subsidiaries or otherwise in the possession of the Company or any of its Subsidiaries in relation to any Real Estate or business now or previously owned, operated, or leased by the Company or any of its Subsidiaries which have not been provided to Buyer prior to the date hereof.

          (xv) No operational or capital expenditure in excess of USD$25,000 by the Company or any Subsidiary is likely to be required in the next two years, assuming only the continuation of the company’s current business, in order to comply with Environmental Laws or any Environmental Permit or any environmental obligation under any contract or deed.

     (o) Consents. Except as set forth in Schedule 3.3(o), no consent, approval or authorization of, or registration or filing with, any Person, including any Authority, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (p) Personal Property. The Company and each of its Subsidiaries have good, marketable and valid title to all of their respective tangible personal property and assets reflected on the Interim Financial Statements (except those disposed of in the ordinary course of business since the date of the Interim Financial Statements) and all tangible personal property and assets acquired since the date of the Interim Financial Statements, free and clear of any Lien except: (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Company and its Subsidiaries taken as a whole; (b) Liens for current Taxes not yet due and payable; and (c) Liens set forth on Schedule 3.3(p).

     (q) Real Estate. Schedule 3.3(q) hereto contains a true, correct and complete list of all real properties now owned, leased, subleased, operated or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Real Properties”), identifying which is owned and which is leased. No other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of such Real Properties.

     (r) Compensation Arrangements; Bank Accounts; Officers and Directors. Schedule 3.3(r) hereto sets forth the following information as of the date hereof:

          (i) the names, current annual salary or wage rate and job title of all present officers and employees of the Company and each of its Subsidiaries;

          (ii) the name of each bank in which the Company and each Subsidiary has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

          (iii) the names and titles of all directors and officers of the Company and each Subsidiary.

     (s) Insurance. Attached hereto as Schedule 3.3(s) is a complete and correct list of all active policies of insurance of which the Company or any Subsidiary is the owner, insured or beneficiary, or covering any of its property, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, premium rate, and expiration date. Schedule 3.3(s) hereto contains a list of any pending claims as of the date hereof under each of these or any predecessor insurance policies. All such policies are outstanding and in full force and effect as of the date hereof and neither the Company nor any Subsidiary has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. There is no default by the Company or any Subsidiary with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. There are no outstanding unpaid and overdue premiums under such policies. No notice of cancellation or non-renewal with respect to any such policy has been received by the Company or any Subsidiary.

     (t) Patents and Intellectual Property Rights.

          (i) Schedule 3.3(t)(i) hereto lists all patents, patent applications, inventions, formulae, technical information, research, data, concepts, methods, “know-how,” trade secrets, software, copyrights, trade/service marks, trade names, logos, commercial symbols, domain names and other intellectual property (collectively “Intellectual Property”) owned by the Company or any Subsidiary, in each case whether registered or unregistered (collectively, the “Owned IP Rights”). Schedule 3.3(t)(i) also identifies all Intellectual Property owned by Donald W. Berrian that relates to ion implant technology reasonably expected to be used in the Solar Tool and other technology that is used, or reasonably expected to be used, in the Solar Tool by the Company or any Subsidiary for the semiconductor and solar markets (the “Berrian IP”). On or prior to the Closing Date, either the Company or one of its Subsidiaries, as applicable, shall be the sole and exclusive owner of the Owned IP Rights and the Company and/or its Subsidiaries, as applicable, shall have obtained a perpetual, worldwide, non-exclusive license from Donald W. Berrian with respect to the use of the Berrian IP in the development, manufacture, sale and use of the Solar Tool, pursuant to which the Company and/or its Subsidiaries shall be granted the right to license the Berrian IP for a royalty not to exceed the lowest amount at which such Berrian IP is licensed to any third party as of the Closing Date (subject to increase solely for adjustment for inflation) and at all times on terms at least as favorable with respect to price as the terms upon which such Berrian IP is licensed to any third party, and the terms of which license shall in all events be commercially reasonable in all respects.

          (ii) All material registration, maintenance and renewal fees due and payable as of the Closing in connection with the Owned IP Rights have been paid and all necessary material documents and certificates in connection with the Owned IP Rights have been filed with the relevant patent, copyright, trademark or other authorities in China or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing.

          (iii) Schedule 3.3(t)(iii) hereto lists all patents, patent applications, inventions, formulae, technical information, research, data, concepts, methods, “know-how,” trade secrets, software, copyrights, trade/service marks, trade names, logos, commercial symbols, domain names and other intellectual property held by, used by or licensed to the Company or any of its Subsidiaries, including, without limitation, the Berrian IP, whether registered or unregistered (collectively, the “Licensed IP Rights” and, together with the Owned IP Rights, the “IP Rights”). The Company or its applicable Subsidiary has a valid right and license to use the Licensed IP Rights. Except as set forth on Schedule 3.3(t)(iii) hereto, such Licensed IP Rights will not cease to be valid and binding and in full force and effect on terms substantially similar to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or material default under any agreement applicable to the Licensed IP Rights, cause a diminution of the rights of the Company or the applicable Subsidiary thereunder or otherwise give the other party to such agreement expanded rights or a right to terminate such agreement. Except as set forth on Schedule 3.3(t)(iii) hereto, each such agreement will be enforceable by the Company or the applicable Subsidiary surviving the consummation of the transactions contemplated by this Agreement without the consent or agreement of any other Person.

          (iv) As of the Closing Date, the IP Rights are all the intellectual property rights required to manufacture, sell, offer for sale, import, export and use the Solar Tool throughout the world. Other than the Licensed IP Rights, either the Company or one of its Subsidiaries is the sole owner, free of any encumbrance, to all rights in the Solar Tool and to all IP Rights therein.

          (v) As of the Closing Date, to the Knowledge of Seller and the Shareholders, none of the IP Rights infringes or misappropriates, or will infringe or misappropriate, the patents, trademarks, copyrights or other rights of others.

          (vi) There is no license, settlement agreement, co-existence agreement or other agreement to which the Company or any of its Subsidiaries, is a party or to which it is legally bound relating to the Owned IP Rights, and there are no restrictions or Liens relating to the Owned IP Rights, affecting the use by the Company or any of its Subsidiaries of any of the Owned IP Rights.

          (vii) As of the date hereof, there is no pending or, to the Seller’s Knowledge, threatened claim, demand, litigation or other legal action with respect to any of the IP Rights nor has any of the Seller, Company, any Subsidiary or any Shareholder received notice of any actual or alleged claim, demand, litigation or other legal action with respect to any of the IP Rights, and no order, holding, decision or judgment has been rendered by any Authority, and no agreement, consent or stipulation exists to which the Company or any of its Subsidiaries is a party or of which any of them or Seller or the Shareholders has Knowledge, which would prevent or restrict the Company or any of its Subsidiaries from using any of the IP Rights.

          (viii) The Company and each of its Subsidiaries have taken and will continue to take all reasonable measures to protect the secrecy, confidentiality and value or all trade secrets and confidential information included in the IP Rights (the “Trade Secrets”). Neither the Company nor any of its Subsidiaries has taken any action or, to the Knowledge of Seller or the Shareholders, failed to take any action that directly or indirectly caused any Trade Secret to enter the public domain or in any way adversely affects its value.

          (ix) Other than with respect to potential licenses of the Berrian IP to third parties, none of the Company, Seller, any Subsidiary thereof, or any of the Key Developers is a party to any agreement that obligates it to assign or license, in whole or in part, any existing or future rights in the Solar Tool or any IP Rights in the Solar Tool to any third party, including Axcelis Technologies, Inc.

          (x) Each person who has or is reasonably expected to work on the design of the Solar Tool has executed, or will execute prior to the Closing Date (if employed by the Company or any Subsidiary as of the Closing Date), an agreement substantially in the form of Exhibit E attached hereto (which Exhibit E shall be in both English and Chinese), pursuant to which such person agrees to assign the ownership of any IP Rights to the Company or its Subsidiary, as applicable, and to maintain the confidentiality of all IP Rights and other confidential information relating to the Company and its Subsidiaries; provided, however, that Kingstone Semiconductor or Company employees other than the Key Developers shall sign Exhibit E within a reasonable period (not to exceed 60 days) after the Closing.

     (u) Brokers; Finders. Except as set forth in Schedule 3.3(u), none of Seller, the Company or any Shareholder or any Affiliate of any of them has employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission payable by Seller or the Company in connection with the transactions contemplated by this Agreement.

     (v) Undisclosed Payments. None of the Company, its Subsidiaries or any of their respective officers or directors, or anyone acting on behalf of any of them, has made or received any payment in a material amount not correctly categorized and fully disclosed in the Company’s or Subsidiary’s, as applicable, books and records in connection with or in any way relating to or affecting the Company or any Subsidiary, other than any such payment that the Company or applicable Subsidiary categorized incorrectly in their respective books and records in a good faith attempt to categorize such payment in accordance with HK GAAP and/or PRC GAAP, as applicable.

     (w) Customer and Supplier Relations. Schedule 3.3(w) contains a true, correct and complete list of the names and addresses of the Customers and Suppliers, and the amount of sales to or purchases from each such Customer or Supplier during the twelve (12)-month period ended the date hereof. Except as set forth on Schedule 3.3(w), to the Knowledge of Seller and the Shareholders, each of the Company and its Subsidiaries maintains good relations with each of its Customers and Suppliers and no event has occurred that could materially and adversely affect the Company’s or Subsidiary’s, as applicable, relations with any Customer or Supplier.

     (x) Ethical Practices. In each case, other than as permitted by all applicable Laws, none of the Company or any Subsidiary or, to the Knowledge of Seller and the Shareholders, any representative of the Company or any Subsidiary has offered or given, and to the Knowledge of Seller and the Shareholders, no Person has offered or given on behalf of the Company or any Subsidiary, anything of value to: (i) any official of an Authority, any political party or official thereof or any candidate for political office; (ii) any customer or member of any Authority; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Authority or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Authority to affect or influence any act or decision of such Authority to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Subsidiary in obtaining or retaining business for, with, or directing business to, any Person.

     (y) Employment Matters. Except as set forth on Schedule 3.3(y), (i) no current or former directors, employees, consultants or other officers of the Company or any of its Subsidiaries are entitled to claim against the Company or any of its Subsidiaries for any severance payments or similar termination compensation; and no events have occurred to cause the Company or any Subsidiary to have an obligation to make any payments to any current or former director, or officer by way of specific performance, damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal; (ii) none of the Company, any Subsidiary, Seller or any Shareholder has received written notice of, or otherwise has Knowledge of, any employee whose continued employment is material to the conduct of the business of the Company or any Subsidiary terminating his or her employment; (ii) the Company and its Subsidiaries are in compliance with all obligations imposed on employers pursuant to applicable Laws, including, but not limited to, applicable laws regarding overtime, Tax withholding and payments required to be made on behalf of or for the account of current or former employees in the nature of social benefits; (iii) there are no disputes between the Company or any Subsidiary and any current or former employee, director, consultant, officer or senior management staff pending or, to the Knowledge of Seller or the Shareholders, threatened against the Company or any Subsidiary; (iv) all contributions, premiums, social welfare payments and the like that are required to be paid by the Company or any Subsidiary under applicable Laws have been fully paid within the period prescribed by applicable Laws and/or adequate provision has been made for such payments in the Financial Statements; (v) there are no share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any employees or other workers or former employees or other former workers of the Company or any Subsidiary; (vi) neither the Company nor any Subsidiary is involved in, and there are no circumstances materially likely to give rise to, any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any employee or ex-employee of the Company or any Subsidiary or any members or ex-members of trade unions; and (viii) there are no trade union funds or operating fees which are payable by the Company and its Subsidiaries that have not been paid by the Company and its Subsidiaries.

     (z) Pensions and Social Security Funds. Except as set forth on Schedule 3.3(z) hereto, to the Knowledge of Seller and the Shareholders, no liability has been or may be incurred by the Company or any Subsidiary for breach of any obligation for contribution to the mandatory provident fund, employee compensation insurance, pension fund, unemployment insurance, medical insurance, occupational injury insurance, maternity insurance, the collective housing fund, the housing fund, the welfare fund, the trade union fund, the employee education fund and any other social security funds so provided under applicable Laws or the competent Authorities from time to time to which the Company or any Subsidiary is obliged to make contributions for its employees (together, the “Social Security Funds”). Other than under the Social Security Funds, there are no pension, provident, superannuation or retirement benefit funds, schemes or arrangements under which the Company or any Subsidiary is obligated to provide to any of its employees or officers or former employees or officers or any spouse or other dependant of any of the same, retirement benefits of any kind (including any benefits payable upon retirement, leaving service, death, disablement and any other benefits which are commonly provided for under provident or retirement schemes).

     (aa) Accuracy of Information. All information relating to the Company and its Subsidiaries contained in this Agreement (including the Recitals and the Schedules) is true and accurate in all material respects. No representation or warranty of Seller and the Shareholders in this Agreement and no statement in the Disclosure Schedules related to the representations and warranties of Seller and the Shareholders omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (bb) Reliance. The foregoing representations and warranties are made with the knowledge and expectation that Buyer is placing reliance thereon.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller, the Shareholders and the Company that the representations and warranties set forth in this Article IV are true and correct on the date hereof and shall be true and correct on the Closing Date.

     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, USA. Buyer has all requisite corporate power and all governmental licenses, authorizations, consents and approvals required for it to own, lease and operate its respective properties and assets as now owned, leased and operated and to carry on its respective business as now being conducted.

     4.2 Authorization and Enforceability. Buyer has full corporate power and authority to make, execute, deliver and perform this Agreement and the Buyer Ancillary Documents. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been and, as of the Closing Date, the Buyer Ancillary Documents shall be, duly executed and delivered by Buyer and do or shall, as the case may be, constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms.

     4.3 Buyer Stock. All of the shares of Buyer Stock comprising the Stock Payment, when issued, will have been duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and local securities Laws. None of the shares of Buyer Stock representing the Stock Payment shall have been issued in violation of any preemptive rights, rights of first refusal or similar rights applicable to Buyer. Upon delivery of the Buyer Stock comprising the Stock Payment to the Shareholders pursuant to the provisions of this Agreement, each Shareholder will acquire good, valid and marketable title to the shares of Buyer Stock delivered to such Shareholder, free and clear of any and all Liens.

     4.4 SEC Filings. Seller and the Shareholders have access via the EDGAR website maintained by the U.S. Securities and Exchange Commission (the “SEC”) to each statement, report, registration statement, definitive proxy statement, and other filing filed with the SEC by the Purchaser since October 1, 2007 (collectively, the “SEC Documents”) including any exhibits thereto. Except as set forth in any SEC Document, as of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. Except as set forth in any SEC Document, the financial statements of the Purchaser, including the notes thereto, included in the SEC Documents (the “Buyer Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with US GAAP on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or as may be permitted by the SEC). The Buyer Financial Statements fairly present the consolidated financial condition and operating results of the Purchaser at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

     4.5 No Material Adverse Changes. Since September 30, 2010, there has not been any event or occurrence that has had or is reasonably likely to have a Material Adverse Effect on Buyer.

     4.6 Brokerage. Buyer has not made any agreement or taken any other action that might cause any Person to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.

     4.7 No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the execution and delivery of the Buyer Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms, conditions and provisions of this Agreement and the Buyer Ancillary Documents by Buyer will not: (a) contravene any provision of the amended and restated certificate of incorporation or bylaws of Buyer; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the modification or termination of any provision of, or result in or permit the acceleration of the maturity or the cancellation of the performance of any obligation under, any indenture, mortgage, loan or credit agreement, license, contract, or other agreement or commitment to which Buyer is a party or by which its assets may be bound or affected; or (c) violate or contravene any judgment or order of any court or Authority, domestic or foreign, or any applicable Law.

     4.8 Consents. No consent, approval or authorization of, or registration or filing with, any Person, including any Authority, is required solely as the result of the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

     4.9 Financial Capability. Buyer will have on the Closing Date sufficient funds available to it to pay the Cash Payment pursuant to Section 2.4(a) of this Agreement and otherwise satisfy all of its obligations in connection with this Agreement and the transactions contemplated hereby.

     4.10 Disclosure. All information relating to the Buyer contained in this Agreement (including the Recitals) is true and accurate in all material respects. No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     4.11 Reliance. The foregoing representations and warranties are made by Buyer with the knowledge and expectation that Seller, the Shareholders and the Company are placing reliance thereon.

ARTICLE V

CERTAIN OBLIGATIONS OF THE PARTIES

     5.1 Conduct of Business Pending the Closing. From and after (i) the date hereof and pending the Closing, and (ii) from the Closing Date until the date upon which the instrument of transfer and bought and sold note and all other applicable documents and instruments evidencing Buyer’s ownership of the Acquired Stock has been duly stamped and approved by the Inland Revenue Department and any other Authority necessary to register such documents with the Companies Registry and otherwise give full legal effect to Buyer’s ownership of the Acquired Stock, in each case unless Buyer shall otherwise consent or agree in writing, the Shareholders and the Company covenant and agree that:

     (a) Ordinary Course. The business of the Company and each of its Subsidiaries shall be conducted only in the ordinary course and consistent with past practice, including billing, shipping, payment and collection practices, keeping of books and records, inventory transactions and payment of accounts payable. Neither the Company nor any Subsidiary will engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Company or any Subsidiary, except those in the ordinary course of business consistent with past practice and not otherwise prohibited under this Section 5.1.

     (b) Preservation of Business. The Company and each Subsidiary shall use all reasonable efforts to preserve the goodwill and business organization of the Company and its Subsidiaries intact, to keep available to the Company and each Subsidiary the services of the Company’s and each Subsidiary’s present officers and employees, and to preserve following the Closing the relationships and goodwill of the Company and each Subsidiary with suppliers, customers and others having business relations with the Company and its Subsidiaries. The Company and each Subsidiary shall maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification.

     (c) Material Transactions. Neither the Company nor any Subsidiary shall:

          (i) Amend its organizational or constitutional documents;

          (ii) Change its authorized or issued capital stock or issue any rights or options to acquire shares of its capital stock;

          (iii) Declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any related parties other than the payment of salaries and reimbursement of expenses in the ordinary course of business consistent with past practice;

          (iv) Create any subsidiary, acquire any business or any share capital, capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity or other similar transaction;

          (v) Dispose of or permit to lapse any right to use of any patent, trademark, trade name, service mark, license or copyright of the Company or any Subsidiary (including any IP Rights), or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of the Company or any Subsidiary not heretofore a matter of public knowledge;

          (vi) Sell or transfer any asset, other than finished goods sold in the ordinary course of business consistent with past practice, write-off any guaranteed check, note or account receivable, except in the ordinary course of business consistent with past practice, or write down the value of any asset or investment on the books or records of the Company or any Subsidiary, except for depreciation and amortization in the ordinary course of business consistent with past practice;

          (vii) Except as contemplated by this Agreement, enter into any material contract or commitment or any contract or commitment the performance of which may extend beyond the Closing Date, except those made in the ordinary course of business the terms of which are consistent with past practice and reasonable in light of current conditions;

          (viii) Enter into any employment, change in control, retention or consulting contract or arrangement with any Person which is not terminable at will, without penalty or continuing obligation or amend or terminate any existing employment or consulting contract or arrangement with any Person;

          (ix) Incur, create, assume or suffer to exist any Lien on any of its assets or other property other than liens constituting purchase money security interests with respect to property acquired in the ordinary course of such entity’s business consistent with past practices;

          (x) Make, change, revoke or cause to be terminated any Tax election, pursuant to the Tax Code and any corresponding provision of local or foreign Law;

          (xi) Increase or otherwise change the compensation payable or to become payable to, or enter into any new bonus or incentive agreement or arrangement with, any officer, employee, independent contractor or agent, except in the ordinary course of business consistent with past practice;

          (xii) Make or authorize the making of any capital expenditure in excess of USD$25,000 individually or in excess of USD$75,000 in the aggregate;

          (xiii) Incur any debt or other obligation for borrowed money, other than draws on the Company’s or any Subsidiary’s lines of credit in the ordinary course of business consistent with past practice;

          (xiv) Incur any other obligation or liability, absolute or contingent, except in the ordinary course of business and consistent with past practice;

          (xv) Cancel any debt or waive or permit the loss of any material right related to the business and operations of the Company or any Subsidiary, except in the ordinary course of business and consistent with past practice;

          (xvi) Guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or any obligation of any Person;

          (xvii) Loan, advance funds or make an investment in or capital contribution to any Person;

          (xviii) Pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Interim Financial Statements or incurred in the ordinary course of business consistent with past practice;

          (xix) Increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

          (xx) Change or modify in any material respect its existing credit, collection and payment policies, procedures and practices with respect to Accounts Receivable and Accounts Payable, respectively, including without limitation, accelerating collections of receivables, failing to make or delaying making collections of receivables (whether or not past due), accelerating payment of payables or failing to pay or delaying payment of payables; or

          (xxi) Enter into any agreement to do any of the foregoing.

     (d) Insurance Coverage. The Company and each of its Subsidiaries shall maintain in full force and effect the insurance policies listed on Schedule 3.3(s) hereto, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in advance in writing by Buyer. The Company shall promptly advise Buyer in advance in writing of any change of insurer or type of coverage in respect of the policies listed on Schedule 3.3(s) hereto.

     (e) Other Conduct of Business. The Company and each Subsidiary shall (i) duly and timely file or cause to be filed all Tax Returns required to be filed with any Authority and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings; (ii) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, warehouses and other structures located on any of the Real Properties; (iii) continue its cash management practices in the ordinary course of business consistent with past practice; (iv) continue to maintain its books and records in accordance with HK GAAP and/or PRC GAAP, as applicable; (v) maintain supplies and inventory at levels that are in the ordinary course of business consistent with past practice; and (vi) perform in all material respects all of its obligations under, and not default in any material respect or suffer to exist any event or condition that with notice or lapse of time or both could constitute a material default by it under, any Material Contract (except those being contested in good faith).

     (f) Change in Business. The Company shall promptly inform Buyer in writing of (i) any specific event or circumstance of which it is aware or of which it receives notice that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction; (iii) any notice or other communication from any Authority in connection with the transactions contemplated hereby; (iv) any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of Seller or the Shareholders, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.3(k) or that relates to the consummation of the Transaction; and (v) (1) the damage or destruction by fire or other casualty of any material asset of the Company or any Subsidiary or (2) any asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of Seller or the Shareholders, any threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action. Each Shareholder hereby acknowledges that Buyer does not and shall not waive any right it may have hereunder as a result of such notifications.

     5.2 Shareholder Actions. The Shareholders shall cause Seller, the Company and each Subsidiary to do all things required hereunder prior to the Closing.

     5.3 Fulfillment of Agreements.

     (a) Seller, the Company and each Shareholder shall use their commercially reasonable efforts to cause all the conditions to the obligations of Buyer under Section 6.1 of this Agreement to be satisfied as soon as practicable. Seller, the Company and each Shareholder shall use their commercially reasonable efforts to cause the Company and each Subsidiary to conduct its business in such a manner that at the Closing Date the representations and warranties set forth in Article III of this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date, except as affected by transactions required or permitted hereby, and except that any such representation or warranty made as of a specified date shall have been true and accurate in all material respects on and as of such date, provided, however, that any representation or warranty specifically qualified by materiality shall have been true and accurate in all respects as of such date. Seller and the Company shall promptly notify Buyer in writing of any event or fact which represents or is reasonably likely to cause a breach of any of the representations and warranties or covenants and agreements of Seller and the Shareholders set forth in Article III or Article V, respectively, of this Agreement. Commencing with delivery of such notice by Seller and the Company to Buyer, the Company shall have ten (10) days to cure the event or fact which is the subject matter of such notice before any action may be taken by Buyer with respect to the termination of this Agreement to the extent permitted by Section 6.3(a)(iii) hereof.

     (b) Buyer shall use its commercially reasonable efforts to cause all the conditions to the obligations of Seller, the Company and the Shareholders under Section 6.2 of this Agreement to be satisfied as soon as practicable. Buyer shall use its commercially reasonable efforts to cause Buyer to conduct its business in such a manner that at the Closing Date the representations and warranties set forth in Article IV of this Agreement shall be true and accurate as though such representations and warranties were made on, as of, and with reference to such date, except as affected by transactions required or permitted hereby, and except that any such representation or warranty made as of a specified date (other than the date of the Agreement) shall have been true and accurate in all material respects on and as of such date, provided, however, that any representation or warranty specifically qualified by materiality shall have been true and accurate in all respects as of such date. Buyer shall promptly notify Seller, the Company and the Shareholders in writing of any event or fact which represents or is reasonably likely to cause a breach of any of the representations and warranties or covenants and agreements of Buyer set forth in Article IV or Article V, respectively, of this Agreement. Commencing with delivery of such notice by Buyer to Seller, the Company and the Shareholders, Buyer shall have ten (10) days to cure the event or fact, which is the subject matter of such notice before any action may be taken by Seller with respect to the termination of this Agreement to the extent permitted by Section 6.3(a)(iii) hereof.

     5.4 Access, Information and Documents. With reasonable prior notice, the Company shall give to Buyer and to Buyer’s counsel, accountants and other representatives access during normal business hours to all the properties, books, Tax Returns, contracts, commitments, records, officers, personnel and accountants of the Company and each Subsidiary as reasonably requested by Buyer and in a manner that will not materially interfere with the operations of the Company or any Subsidiary, and will furnish to Buyer all such documents and copies of documents and all information with respect to the affairs of the Company and its Subsidiaries as Buyer may reasonably request. Buyer shall order and pay all costs and expenses with respect to such inspections. In conducting its inspection, Buyer and its representatives shall comply with all applicable Laws and not unreasonably interfere in the operations of the business.

     5.5 Negotiations. Between the date of this Agreement and the earlier of the Closing Date or termination of this Agreement, neither Seller, the Shareholders, the Company, nor any of their Affiliates, officers, directors, employees, shareholders, agents or advisors shall solicit, initiate, furnish information relating to or participate in any discussions or negotiations with any Person concerning the sale or other disposition of any or all of the Company Stock or any stock or equity of any Subsidiary, or a merger, consolidation, or sale of all or substantially all of the assets, or any assets, of the Company or any Subsidiary, other than Inventory sold in the ordinary course of business consistent with past practice. Seller, the Company and the Shareholders shall promptly notify Buyer orally (within one (1) Business Day) and in writing (as promptly as practicable) if any such discussion or negotiations are sought to be initiated with, any such information is requested from, or any proposal is received by, Seller, the Company, any Subsidiary or any Shareholder.

    5.6 Public Announcements. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public or employees, customers or suppliers (except to the respective directors or officers or as may be specifically required by applicable Law or administrative or legal process) without first giving the other party the opportunity to review and approve the content of such public announcement or written statement (which approval will not be unreasonably withheld or delayed).

    5.7 Mutual Covenants. The parties mutually covenant and agree, from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement:

    (a) To cooperate with each other in determining whether other filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings properly and in seeking to obtain timely any such consents;

    (b) To use commercially reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein, and each party hereto shall furnish to the other and to each other’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions; and

    (c) To advise the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

    5.8 Supplements to Schedules. From time to time up to the Closing, the Seller and the Shareholders shall promptly supplement or amend the Disclosure Schedules that they have delivered with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedules, or (b) is necessary to correct any information in the Disclosure Schedules that has been rendered inaccurate thereby. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.1 and 6.2 or the obligations of the Shareholders under Section 8.2.

    5.9 Key Employees.

    (a) Kingstone Semiconductor shall enter into an employment agreement with Mr. CHEN Jiong in substantially the form attached hereto as Exhibit B, pursuant to which Mr. CHEN Jiong will continue to serve as Chief Executive Officer of Kingstone Semiconductor.

    (b) Kingstone Semiconductor shall also enter into employment agreements with each of the Key Developers (other than Donald W. Berrian) in substantially the form attached hereto as Exhibit B – 1.

    (c) Each of Mr. CHEN Jiong and each of the other Key Developers (other than Donald W. Berrian) shall enter into confidentiality and non-compete agreements with the Company in substantially the form attached hereto as Exhibit B-2.

    5.10 Confidentiality.

    (a) Except as contemplated by Section 5.6 above, each party hereto shall treat as confidential (and use best efforts to ensure that the employees, agents and advisers of such party treat as confidential) all information obtained as a result of entering into or performing this Agreement which relates to: (i) the provisions of this Agreement; (ii) the negotiations relating to this Agreement; (iii) the subject matter of this Agreement; or (iv) the other parties hereto.

    (b) Notwithstanding the other provisions herein, Buyer or the Company may disclose any information regarding the Company, its business or assets, and any of the parties or the Company may disclose confidential information:

i.	if and to the extent required (a) by applicable Laws; (b) by an order of a court of law having jurisdiction over that party or the Company; (c) for compliance with applicable Laws;

ii.	to its professional advisers and auditors on a need to know basis and to the extent to facilitate the provision of services and/or rendering of advice to that party; or

iii.	if and to the extent the other parties hereto have given prior written consent to the disclosure.

ARTICLE VI

CONDITIONS TO THE CLOSING; TERMINATION

    6.1 Conditions Precedent to Obligations of Buyer with respect to the Closing. The obligations of Buyer to purchase the Acquired Stock are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer’s option):

    (a) Performance of Agreements. Seller, the Shareholders and the Company, as applicable, shall have in all material respects performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing Date, and Buyer shall have received a certificate to such effect signed by an authorized officer of Seller and the Company and by each Shareholder.

    (b) Representations and Warranties. The representations and warranties of Seller and the Shareholders set forth in Article III shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date, except as affected by transactions required or permitted hereby, and except that any such representation or warranty made as of a specified date shall be true and correct in all material respects on and as of such date, provided, however, that any representation or warranty of Seller and the Shareholders specifically qualified by materiality shall have been true and accurate in all respects as of such date, and Buyer shall have received a certificate to such effect signed by an authorized officer of Seller and the Company and by each Shareholder.

    (c) Injunction; Litigation; Etc. No statute, rule or regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or adversely affect Buyer’s direct or indirect ownership of the Company or which would limit or adversely affect Buyer’s conduct of any of the businesses of the Company or its Subsidiaries following the Closing, nor shall there be pending or threatened any litigation, suit, action or proceeding by any party which: (i) seeks to restrain or prohibit the transactions contemplated by this Agreement; (ii) challenges the legality or validity of the transactions contemplated by this Agreement; or (iii) seeks damages from Buyer as a result of the transactions contemplated by this Agreement.

    (d) Required Consents. Other than the amended organizational and constitutional documents to be filed or submitted for approval on the Closing Date pursuant to Section 6.1(h) below and registration of changes to the Kingstone Semiconductor Board and the Board and shareholder resolutions approving the transactions contemplated hereby with the applicable PRC Administration of Industry and Commerce, all statutory and regulatory consents and approvals which are required under the Laws or regulations of the United States, the PRC, Hong Kong and any other Authority to effectuate the transactions contemplated hereby shall have been obtained; and all other necessary written consents and approvals of third parties to the transactions contemplated hereby, including the written consents of the third parties to those Material Contracts marked with an asterisk on Schedule 3.3(l), shall have been obtained in form reasonably satisfactory to Buyer, and all such consents shall be in full force and effect on and following the Closing.

    (e) Material Adverse Changes. No event or circumstance shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

    (f) Ancillary Documents. Seller, the Company and the Shareholders shall have delivered, or caused to be delivered, to Buyer the documents listed in Section 2.7(a).

    (g) Right of First Refusal and Standstill Agreement. Seller and each Shareholder shall have delivered to Buyer the Right of First Refusal and Standstill Agreement pursuant to Section 7.4 below.

    (h) Amendments to Organizational Documents. Buyer shall have received evidence satisfactory to Buyer that (i) (A) the instrument of transfer and the instrument of bought and sold notes and all other documents and instruments evidencing the Buyer’s ownership of the Acquired Stock; (B) the updated register of the Company’s members; (C) the Forms D2A and D4 referenced in Section 2.7 above; (D) the amended and restated articles of association of Kingstone Semiconductor; and (E) the amended memorandum and articles of association of the Company, have each been filed or submitted for approval, as appropriate, with the appropriate Authority, and (ii) each of the other organizational and constitutional documents of the Company and Kingstone Semiconductor have been amended or, upon the Closing Date will be amended, in each case in a manner sufficient to implement the restructuring of the Boards as contemplated by Section 7.5 below.

    (i) Escrow Agreements. The Escrow Agent, Seller and the Shareholders shall have executed and delivered to Buyer the Cash Indemnity Escrow Agreement and the Escrow Agent and Company shall have executed and delivered to Buyer the Non-Indemnity Escrow Agreement.

    (j) Government Program. Kingstone Semiconductor’s entitlements in the Government Program shall remain in effect as of the Closing unless such Government Program naturally expires prior to the Closing.

    (k) Expansion of Business Scope. The business scope of Kingstone Semiconductor shall have been expanded to cover manufacturing, processing and assembly of ion implanters and their components, including, without limitation, the Solar Tool (as hereinafter defined) and its components, and Buyer shall have received evidence of such expansion reasonably satisfactory to Buyer.

    (l) Updated Operational Licenses. Kingstone Semiconductor shall have received the updated operational licenses specified on Schedule 6.1(n) to reflect that the Company is the sole shareholder of Kingstone Semiconductor. KingCore shall have received updated operational licenses specified in Schedule 6.1(n) reflecting that Core Systems Incorporated is a shareholder of KingCore. Buyer shall have received evidence of such updated operational licenses reasonably satisfactory to Buyer.

    (m) Dangerous Chemical Registration Certificate. Kingstone Semiconductor shall have received the required Dangerous Chemical Registration Certificate for the use of BF3, and Buyer shall have received evidence thereof reasonably satisfactory to Buyer.

    (n) Domain Names. Jeffrey Boeker shall have entered into a domain name transfer agreement pursuant to which he shall transfer to the Company all right, title and interest in and to the domain names www.kingstonesemi.com and www.kingcoretech.com.

    6.2 Conditions Precedent to Obligations of Seller and the Company with respect to the Closing. The obligations of Seller and the Company to sell the Acquired Stock are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by Seller):

    (a) Performance of Agreements. Buyer shall have in all material respects performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing Date, and Seller shall have received a certificate to such effect signed by an authorized officer of Buyer.

    (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall have been true and accurate in all material respects on the date when made and shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date, except as affected by transactions required or permitted hereby, and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall have been true and correct in all material respects on and as of such date, provided, however, that any representation or warranty of Buyer specifically qualified by materiality shall have been true and accurate in all respects as of such date, and the Shareholders shall have received a certificate to such effect signed by an officer of Buyer.

    (c) Injunction; Litigation; etc. No statute, rule or regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement; nor shall there be pending or threatened any litigation, suit, action or proceeding by any party which: (i) seeks to restrain or prohibit the transactions contemplated by this Agreement; (ii) challenges the legality or validity of the transactions contemplated by this Agreement; or (iii) seeks damages from Seller, the Company or the Shareholders as a result of the transactions contemplated by this Agreement.

    (d) Required Consents. All statutory and regulatory consents and approvals which are required under the Laws or regulations of the United States, the PRC, Hong Kong and any other Authority shall have been obtained.

    (e) Ancillary Documents. Buyer shall have delivered, or caused to be delivered, to the Shareholders the documents listed in Section 2.7(b).

    (f) Escrow Agreements. The Escrow Agent and Buyer shall have executed and delivered to Seller and the Shareholders the Cash Indemnity Escrow Agreement and the Escrow Agent and Buyer shall have executed and delivered to the Company the Non-Indemnity Escrow Agreement.

    (g) Right of First Refusal and Standstill Agreement. Buyer shall have delivered to Seller and the Shareholders the Right of First Refusal and Standstill Agreement pursuant to Section 7.4 below.

    (h) Material Adverse Changes. No event or circumstance shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

    6.3 Termination.

    (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to the Closing:

       (i) By mutual written consent of Buyer, Seller, the Company and each Shareholder;

       (ii) By Buyer or by Seller if the Closing shall not have occurred by April 30, 2011 (the “Drop Dead Date”); provided, however, that this right to terminate shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

       (iii) By Buyer upon a material breach of any representation, warranty or covenant of any Shareholder and/or the Company set forth in this Agreement such that the conditions set forth in Section 6.1 hereof would not be satisfied, or by Seller upon a material breach of any representation, warranty or covenant of Buyer set forth in this Agreement such that the conditions set forth in Section 6.2 hereof would not be satisfied, in each case which breach is not cured within twenty (20) days following Buyer or Seller, as applicable, having notified the other of its intent to terminate this Agreement pursuant to this Section 6.3(a)(iii).

    (b) Effect of Termination. In the event of termination of this Agreement as provided in Section 6.3(a) above, this Agreement shall forthwith terminate, and there shall be no obligation or liability hereunder on the part of Buyer, or on the part of Seller, any Shareholder or the Company, except for obligations or liabilities arising from a breach of this Agreement prior to such termination and except for Section 5.6 (Public Announcements), Sections 7.1(d) and (f), Section 9.2 (Notices), Section 9.4 (Governing Law; Venue), and Section 8.1 (Costs, Expenses and Taxes), all of which shall survive such termination.

ARTICLE VII

POST-CLOSING COVENANTS AND AGREEMENTS

    7.1 Stock Purchase Note and Solar Tool Loan.

    (a) On the Closing Date, Buyer shall place into escrow Three Million Six Hundred Ninety Thousand and 00/100 United States Dollars (USD$3,690,000) (the “Escrowed Stock Payment”). Subject to the terms and conditions of this Section 7.1, a portion of the Escrowed Stock Payment in the amount of One Hundred Fifty Thousand and 00/100 United States Dollars (USD$150,000) (the “Initial Payment”) shall be released from escrow and applied to the outstanding principal amount of the Stock Purchase Note not later than thirty (30) days following the Closing Date; provided, however that in the event that Kingstone Semiconductor fails to provide Buyer with evidence reasonably satisfactory to Buyer that the SAFE registration certificate of Kingstone Semiconductor has been updated pursuant to Section 7.8 below within ninety (90) days of Closing, the Company shall be obligated to repay to Buyer the full amount of the Initial Payment promptly following Buyer’s written request therefor. In addition, subject to the terms and conditions of this Section 7.1 a portion of the Escrowed Stock Payment in the amount of One Million Four Hundred Fifty Thousand and 00/100 United States Dollars (USD$1,450,000) shall be released from escrow and applied to the outstanding principal amount of the Stock Purchase Note promptly following Buyer’s receipt of evidence reasonably satisfactory to Buyer that the SAFE registration certificate of Kingstone Semiconductor has been updated pursuant to Section 7.8 below. Thereafter, the Company shall deliver to Buyer at the beginning of each month, an invoice for the amount actually spent in the immediately prior month. Subject to Sections 7.1(c) and 7.1(d) below, beginning with the invoice delivered for month in which the aggregate amount spent in all months exceeds USD$800,000, Buyer shall release from escrow each month a portion of the Escrowed Stock Payment equal to the amount actually spent by Kingstone Semiconductor for the immediately prior month. The funds released from escrow pursuant to this Section 7.1(a) shall be released to the Company and applied to the principal amount of the Stock Purchase Note from time to time. Such payments of principal on the Stock Purchase Note shall be contributed as a capital contribution to Kingstone Semiconductor and used by it to develop an ion implant machine and process for the solar market (the “Solar Tool”) in accordance with the Development Program attached hereto as Exhibit C (the “Development Program”). The delivery to the Company of the Stock Purchase Note and the Head-Start Payment shall be consideration for the Issued Stock received by Buyer upon Closing.

    (b) On the Closing Date, in addition to the Escrowed Stock Payment, Buyer shall place into escrow Four Million and 00/100 United States Dollars (USD$4,000,000) (the “Solar Tool Funds”). The Solar Tool Funds shall be released from escrow by Buyer and delivered to the Company in the form of a loan (the “Solar Tool Loan”), to be evidenced by a promissory note and other documents in form and substance reasonably acceptable to Buyer and the Company (as indicated by the affirmative vote of at least four Company directors including the Kingstone Representative), which promissory note will be executed and delivered by the Company on or before the date that Buyer provides any funding pursuant to such loan. Subject to Sections 7.1(c) and 7.1(d) below, on the first day of each month during the period covered by the Development Program following the completion of all payments required under Section 7.1(a), Seller shall deliver to Buyer a request for release from escrow of a portion of the Solar Tool Funds as an advance to be delivered to the Company or its designated Subsidiary as part of the loan required to be provided by Buyer hereunder, the amount of which shall be determined by, and used to make payment against, a draw request issued by the Company for the amount actually to be spent under the Development Program in the immediately prior month, and Buyer shall release such amount from escrow promptly after receipt of such draw request. Upon the successful development by the Company or its Subsidiaries of the Beta Solar Tool as described in Section 7.2 below, the outstanding principal balance of the Solar Tool Loan shall be applied in complete satisfaction of the purchase price of two Beta Solar Tools to be purchased by Buyer from the Company. Buyer and the Company will negotiate in good faith to enter into and execute such documents or instruments as are necessary to document and evidence the Solar Tool Loan required under this Section 7.1(b) and the purchase of such Beta Solar Tools.

    (c) On the Closing Date, Buyer shall deposit the Escrowed Stock Payment and the Solar Tool Funds into an escrow account (the “Non-Indemnity Escrow Account”) to be opened and maintained with the Escrow Agent. Payments of the Escrowed Stock Payment and the Solar Tool Funds shall be released from the Non-Indemnity Escrow Account pursuant to an escrow agreement (the “Non-Indemnity Escrow Agreement”) in the form attached hereto as Exhibit F. The Non-Indemnity Escrow Agreement shall provide for releases of payments from the Non-Indemnity Escrow Account upon delivery of written instructions to the Escrow Agent executed by both Buyer and the Company. Such written instructions shall be delivered by Buyer and the Company promptly upon satisfaction of the applicable conditions for release of any portion of the Escrowed Stock Payment or the Solar Tool Funds set forth in Sections 7.1(a) and 7.1(b) above, respectively. In the event Buyer exercises its rights pursuant to Section 7.1(d) below following a Purchase and Loan Termination Event, Buyer shall have no further obligation to release any funds from the Non-Indemnity Escrow Account and Buyer shall have the right to have all funds remaining in the Non-Indemnity Escrow Account returned to Buyer immediately upon delivery of written notice to the Escrow Agent. In the event Buyer exercises its rights pursuant to Section 7.1(d) below, the Company shall promptly deliver to the Escrow Agent such written instructions as are required to facilitate the return of funds to Buyer pursuant to this Section 7.1(c).

    (d) At its option, Buyer may, by written notice to the Company, terminate its obligation to release funds from the Non-Indemnity Escrow Account under this Section 7.1 in the event that, at any time during the Development Program, (i) actual expenditures for achieving any Phase in the development of the Solar Tool exceed budgeted costs of such Phase under the Development Program by more than 25%, or (ii) the actual time required for achieving any Phase in the development of the Solar Tool exceeds the scheduled time for such Phase under the Development Program by more than 60 days (a “Purchase and Loan Termination Event”). Notwithstanding the foregoing, Buyer’s obligation to release funds from the Non-Indemnity Escrow Account hereunder shall resume if the Company and the Key Developers demonstrate to Buyer’s reasonable satisfaction that, notwithstanding any Purchase and Loan Termination Event which has occurred, the development of the Solar Tool can be successfully completed at a total cost and on a schedule acceptable to Buyer.

    (e) Notwithstanding any other provision of this Agreement or the Amended and Restated Head-Start Agreement, if for any reason the Closing does not occur by the Drop Dead Date, the Company or its specified Affiliate shall have the right for a period of 180 days after the Drop Dead Date (and prior to the expiration of the Company’s rights under this Section 7.1(e) Buyer shall not sell, assign or otherwise transfer the Sale and Service Rights other than to an Affiliate of Buyer, it being understood and agreed that such a transfer to an Affiliate of Buyer is only permissible if such Affiliate transferee is subject to and bound by the provisions of this Agreement and the Amended and Restated Head Start Agreement relating to the Sale and Service Rights), to exercise by written notice to Buyer the option to terminate Buyer’s the Sale and Service Rights and any and all rights and privileges associated therewith, by payment to Buyer of a break-up amount equal to all of the payments previously provided by Buyer to the Company, excluding travel and logistic expenses associated with collaboration with Buyer (the “Break-Up Option”). In the event that the Company or its specified affiliate exercises the Break-Up Option, all rights of Buyer relating to the Solar Tool and any future Solar Tool shall immediately and irrevocably cease. Furthermore, Buyer shall semiannually disclose to the Company or its specified Affiliate any solar ion implanter design used by Buyer for the ensuing five (5) years, as well as such related information as the Company or its specified Affiliate shall request, so that the Company or its specified affiliate can verify that no confidential information or patents, trade secrets or other intellectual property of the Company or the Key Developers has been or is being used therein.

    (f) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or the Head-Start Agreement, upon the Closing, the Head-Start Agreement shall be terminated and superseded in its entirety by the Amended and Restated Head-Start Agreement. Prior to the Closing the Head-Start Agreement shall remain in full force and effect and upon the termination of this Agreement, except as modified by Section 7.1(d) above, the Head-Start Agreement shall continue in full force and effect and shall govern the respective rights and obligations of Buyer, the Company, Seller and Shareholders. For the avoidance of doubt, the parties hereto hereby confirm and agree that the Head-Start Agreement requires Buyer to make payment to the Company of up to USD$2,000,000 subject to the terms thereof even if the Closing does not occur, except in the limited circumstances set forth in Section 2.3 of the Head-Start Agreement.

    7.2 Solar Tool Development Process; Development Bonuses.

    (a) The process for development of the Solar Tool will be managed for the Company by the Key Developers. The development of the Solar Tool will be conducted in three phases (each a “Phase”) as follows:

       (i) “Phase I” shall consist of the development of a prototype of the Solar Tool meeting the machine and performance criteria attached hereto as Exhibit D;

       (ii) “Phase II” shall consist of development of an Alpha version of the Solar Tool (the “Alpha Solar Tool”) meeting the machine and performance criteria attached hereto as Exhibit D; and

       (iii) “Phase III” shall consist of development of both Beta versions of the Solar Tool (the “Beta Solar Tools”) meeting the machine and performance criteria attached hereto as Exhibit D.

    (b) Upon successful completion of each development Phase, Buyer will make additional capital contributions to the Company to be contributed to Kingstone Semiconductor for the purpose of making payments to the current and former Key Developers, as a group, as follows (it being understood and agreed that, so long as the below conditions are met, all such capital contributions will still be made by the Buyer and will be contributed by the Company and remain payable by Kingstone Semiconductor to all current and, at the sole discretion of the then current Key Developers, any selected former Key Developers, even if a former Key Developer is no longer employed by or a consultant to the Company or Kingstone Semiconductor):

       (i) USD$400,000 upon successful completion of Phase I and development of the prototype Solar Tool;

       (ii) USD$500,000 upon successful completion of Phase II and development of the Alpha Solar Tool; and

       (iii) USD$700,000 upon successful completion of Phase III and development of the Beta Solar Tools.

    7.3 Registration of Buyer Stock; Restrictions on Buyer Stock.

    (a) Buyer will file a resale registration statement under the Securities Act covering the shares of Buyer Stock comprising the Stock Payment as promptly as reasonably practicable after the Closing Date. Buyer will use its commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable and to maintain the continuous effectiveness of such registration statement for so long as the Buyer Stock constitutes “restricted securities” under the Securities Act.

    (b) Notwithstanding the registration statement filed by Buyer pursuant to Section 7.3(a) above, the shares of Buyer Stock comprising the Stock Payment shall be subject to the following restrictions:

       (i) the shares of Buyer Stock owned by any Shareholder who is a Key Developer (or held by Seller and beneficially owned by any Shareholder who is a Key Developer) will be subject to a contractual prohibition on resale that will expire as to (A) twenty five percent (25%) of such Buyer Stock upon successful completion of Phase I and development of the prototype Solar Tool; (B) an additional 25% of such Buyer Stock upon successful completion of Phase II and development of the Alpha Solar Tool; and (C) the final 50% of such Buyer Stock upon successful completion of Phase III and development of the Beta Solar Tool; and

       (ii) the shares of Buyer Stock owned by any Shareholder who is not a Key Developer (or held by Seller and beneficially owned by any Shareholder who is not a Key Developer) will be subject to a contractual prohibition on resale that will expire as to 90% of such Buyer Stock six months after the date of Closing, and the final 10% of such Buyer Stock upon successful completion of Phase III and development of the Beta Solar Tool.

    Notwithstanding the foregoing, in all cases the contractual restrictions on all shares of Buyer Stock comprising the Stock Payment shall expire in their entirety not later than two (2) years after the Closing Date. The certificates evidencing the shares of Buyer Stock comprising the Stock Payment shall bear legends identifying the applicable restrictions on transfer of such Buyer Stock.

    7.4 Right of First Refusal and Standstill Agreement. Buyer, Seller and each Shareholder shall enter into an agreement (the “Right of First Refusal and Standstill Agreement”) in the form attached hereto as Exhibit G, pursuant to which (i) Seller and each such Shareholder shall agree not to sell any of its, his or her equity interests in the Company or any Subsidiary thereof prior to the date of the first commercial sale of the Solar Tool; provided, however, that such restriction shall expire in any event not later than two (2) years following the Closing Date; (ii) Seller and each such Shareholder shall grant Buyer a right of first refusal to purchase any equity interests in the Company proposed to be sold by Seller or such Shareholder after the Closing Date; and (iii) Buyer shall grant to Seller and/or the Shareholders a right of first refusal to purchase the Sale and Service Rights in the event Buyer proposes to sell such Sale and Service Rights after the Closing Date; provided, however that such right of first refusal relating to the Sale and Service Rights shall apply only to the sale or transfer of the Sale and Service Rights as an individual asset, and shall not apply to any sale or transfer of the Sale and Service Rights as part of the sale of all or substantially all of the assets of Buyer or a subsidiary of Buyer that comprises a substantial portion of the Buyer’s assets.

    7.5 Management of the Company and Kingstone Semiconductor. From and after the Closing Date, the boards of directors of each of the Company and Kingstone Semiconductor (each a “Board” and together the “Boards”) shall consist of five directors. Each Board shall have three directors appointed by Buyer (the “Buyer Directors”) and two directors appointed by the Shareholders (the “Kingstone Representatives”). One of the Buyer Directors designated by Buyer shall be appointed as the Chairman of each of the Boards. Decisions made by each Board shall be made by a majority of the members of such Board; provided, however, that the following actions shall require the approval of four members of such Board, including one Kingstone Representative:

    (a) the issuance, sale or transfer of shares of capital stock or other equity constituting majority control of the applicable company or any increase in Buyer’s ownership in any applicable company;

    (b) the sale or transfer by the Company of any shares of capital stock or other equity of Kingstone Semiconductor;

    (c) the sale or transfer of any material assets of the applicable company;

    (d) the grant of any license to any material intellectual property (other than as provided in Section 7.1 above);

    (e) appointment, replacement or material alteration of the duties or responsibilities of any executive officer (other than the Secretary) or the Legal Representative of the applicable company;

    (f) any increase in the size of, or modification of the composition of, the applicable Board;

    (g) any material alteration of the nature, scope or activities of the business of Kingstone Semiconductor;

    (h) any change in the principal location of Kingstone Semiconductor’s manufacturing facilities;

    (i) any related-party transactions; or

    (j) any sale, assignment or other transfer of the Sale and Service Rights by Buyer to any of the following companies, or any Affiliate thereof: Applied Materials, Twin Creeks, ULVAC, SEN, Nissin, Veeco, Intevac, Varian Semiconductor Equipment Associates, Inc. or Axcelis Technologies, Inc.; provided, however that such approval right relating to the Sale and Service Rights shall apply only to the sale or transfer of the Sale and Service Rights as an individual asset, and shall not apply to any sale or transfer of the Sale and Service Rights as part of the sale of all or substantially all of the assets of Buyer or a subsidiary of Buyer that comprises a substantial portion of the Buyer’s assets and, provided further, that notwithstanding anything to the contrary in this Agreement, Buyer’s right to sell, assign, encumber or otherwise transfer the Sale and Service Rights shall not be limited except as expressly set forth in this Article VII.

    Seller, the Company and the Shareholders shall take such actions, and cause Kingstone Semiconductor to take such actions, as are necessary to amend the organizational and constitutional documents of the Company and Kingstone Semiconductor to implement the restructuring of the Boards as contemplated hereby, including, without limitation, obtaining necessary approval and registration from the competent PRC Authority to effect the amended and restated articles of association of Kingstone Semiconductor as soon as practicable, and in any event within two (2) months after Closing.

    7.6 Taxes Related to Sale of Acquired Stock. Seller and the Shareholders shall be responsible for and shall timely pay any liability of Seller, the Shareholders, the Company or Kingstone Semiconductor for Hong Kong or PRC Taxes resulting from the sale by Seller to Buyer of the Seller Stock, including any such Taxes payable according to the Transfer Tax Notice.

    7.7 Initial Public Offering; Funding Requirements. Following the Closing Date, Seller, the Company, Shareholders and Buyer shall from time to time enter into good faith discussions pursuant to which such parties consider in good faith the advisability of conducting an initial public offering of the capital stock of the Company. If after the Development Program is complete, (i) the Board of Directors of the Company or the Board of Directors of Kingstone Semiconductor reasonably determines that Kingstone Semiconductor requires additional funding for continued operations, and (ii) Buyer is unwilling or unable for whatever reason to satisfy such funding needs, then the Board of Directors of Company and/or Kingstone Semiconductor, as applicable, shall make best efforts to seek funds from a third party on commercially reasonable terms. Such funding may involve loans, issuance of equity (which may dilute the existing shareholders) or other alternatives. Buyer shall have the right of first refusal to participate in the financing (including, at Buyer’s option, exclusive participation) if it offers terms that are reasonably comparable or superior to those of the third party.

    7.8 SAFE Registration. The Company shall use commercially reasonable efforts to update the SAFE registration certificate of Kingstone Semiconductor as appropriate within ninety (90) days of the Closing; provided, however that if the Company shall not update the SAFE registration certificate of Kingstone Semiconductor as appropriate within such ninety (90) day period, the Company shall be obligated to repay to Buyer the full amount of the Initial Payment promptly following Buyer’s written request therefor.

    7.9 Expansion of Business Scope. The Company shall use commercially reasonable efforts to ensure that the business license of KingCore has been amended to expand its business scope to cover the provision of ion implanter processing services for the semiconductor industry by not later than April 30, 2011.

    7.10 Trial Operation. The Company shall use commercially reasonable efforts to ensure that (i) Kingstone Semiconductor has received the Environment Trial Operation Permits and Environment Acceptance certificates required for commencement of manufacturing and processing for a trial operation period and (ii) KingCore has received the Environment Trial Operation Permits and Environment Acceptance certificates required for the provision of processing services for a trial operation period, in each case within ninety (90) days of the Closing.

    7.11 Circular 10 Approval. Following the Closing, in the event the board of directors of the Company by affirmative vote of at least four members of such Board, including at least one Kingstone Representative, reasonably determines that it is necessary or in the best interests of the Company for the applicable Shareholders to obtain Circular 10 Approval with respect to their investment or to take such commercially reasonable actions as are requested by the board of directors of the Company to eliminate the need for such Circular 10 Approval, such Shareholders hereby agree to take such actions as are required to obtain such Circular 10 Approval or to eliminate the need for such Circular 10 Approval promptly following written notice from the Company.

    7.12 Transfer Tax Notice. Following the Closing, Seller shall comply with any requests raised at any time by the appropriate tax authorities regarding compliance with the State Administration of Taxation Notification on Strengthening Corporate Income Tax Management on Non-resident Enterprises Equity Transfer Income No. 698 (2009),  (  ) (the “Transfer Tax Notice”). Seller shall indemnify Buyer for, from and against any Taxes payable pursuant to the Transfer Tax Notice pursuant to Section 8.2(a)(i)(D) hereof.

    7.13 Stock Indemnity Escrow Agreement. Seller and Buyer shall negotiate in good faith to reach agreement on reasonable terms of a form of Stock Indemnity Escrow Agreement with the Stock Indemnity Escrow Agent and shall use commercially reasonable efforts contribute the Stock Escrow Amount into the escrow account created thereby within thirty (30) days after the Closing.

    7.14 Entity Classification Election. Following the Closing, Buyer shall cause the Company to timely file with the United States Internal Revenue Service the Form 8832 (Entity Classification Election) executed by Buyer and Seller pursuant to Section 2.7(a)(xix).

    7.15 Berrian Consulting Agreement. Promptly following the Closing, Seller and Buyer shall cause Kingstone Semiconductor to negotiate and enter into a consulting agreement with Donald W. Berrian, which consulting agreement shall contain confidentiality, non-compete and intellectual property assignment provisions, and such other terms and conditions as are reasonably acceptable to Buyer and to Donald W. Berrian.

ARTICLE VIII

CERTAIN ADDITIONAL COVENANTS

    8.1 Costs, Expenses and Taxes. Except as otherwise expressly provided herein, (a) Buyer shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company and the Shareholders incurred in connection herewith and the transactions contemplated hereby shall be paid by the Company.

    8.2 Indemnification. Seller, each of the Shareholders, and Buyer hereby agree as follows:

    (a) Indemnification Obligations.

       (i) Seller and each of the Shareholders hereby severally, but not jointly, agrees to indemnify, defend and hold Buyer, the Company and their respective officers, directors and other Affiliates harmless for, from and against and to reimburse such Persons with respect to any and all Damages arising out of or relating to one or more of the following:

          (A) any misrepresentation or breach of a representation or warranty of Seller or any Shareholder contained in this Agreement or the Seller Ancillary Documents or in any exhibit or schedule hereto, or in any other statement, certificate or document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby;

          (B) any breach of any covenant or obligation of the Company required to be performed on or prior to the Closing Date, or of any Shareholder contained in this Agreement or Seller Ancillary Documents, whether requiring performance before or after the Closing Date;

          (C) any fraud, willful misconduct or bad faith of Seller or any Shareholder in connection with this Agreement or Seller Ancillary Documents; and

          (D) any liability of Seller, the Shareholders, the Company or Kingstone Semiconductor for Hong Kong or PRC Taxes resulting from the sale by Seller to Buyer of the Seller Stock, including any such Taxes payable according to the Transfer Tax Notice.

          (E) notwithstanding the disclosure by Seller of facts related thereto on the Disclosure Schedule, any liabilities, Taxes or other Damages, in each case resulting from the inconsistencies and improper filing of the Forms 8832 with the United States Internal Revenue Department by Seller and the Company in November 2010 to elect entity classification.

       (ii) Buyer hereby agrees to indemnify, defend and hold Seller and each Shareholder harmless for, from and against and to reimburse each Shareholder, Seller and Seller’s officers, directors and other Affiliates with respect to any one or more of the following:

          (A) any and all Damages arising out of or resulting from a misrepresentation or breach of warranty of Buyer contained in this Agreement, in any Buyer Ancillary Document or in any other statement, certificate or document furnished or to be furnished by Buyer to the Shareholders pursuant hereto or in connection with the transactions contemplated hereby;

          (B) any and all Damages arising out of or resulting from any breach of any covenant or obligation of Buyer contained in this Agreement or in any Buyer Ancillary Document, whether requiring performance before or after the Closing Date; and

          (C) any fraud, willful misconduct or bad faith of Buyer in connection with this Agreement or the Buyer Ancillary Documents.

For purposes of this Agreement, “Damages” means the aggregate amount of all damages, claims, losses, taxes, obligations, liabilities (including any governmental penalty, fines or punitive damages), deficiencies, interest, costs and expenses arising out of or relating to a matter and any actions, fines, judgments, costs (other than salary or other compensation payable to any director, officer or employee) and expenses (including reasonable attorneys’ fees and all other out-of-pocket expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to such matter or to the enforcement of this Agreement.

    (b) Indemnification Procedures.

       (i) A party seeking indemnification pursuant to this Section 8.2 (an “Indemnified Party”) on the basis of a claim asserted by a third party shall give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of such claim, or the commencement of any action, suit or proceeding brought by a third party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right (but not the obligation), exercisable by written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party (other than a party or an Affiliate of any party hereto) in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that: (a) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy in full and discharge any adverse money judgment or settlement resulting from the Third Party Claim (subject to the limitations provided in this Agreement); (b) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing material adverse effect on the Indemnified Party’s business; (c) the Indemnifying Party makes adequate provision to provide reasonable assurances to the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result; (d) such Third Party Claim could not result in criminal liability of, or equitable remedies against, the Indemnified Party; and (e) the Indemnified Party does not reasonably believe that the interests of the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim (the conditions set forth in clauses (a), (b), (c), (d), and (e) are collectively referred to as the “Litigation Conditions”).

       (ii) Within fifteen (15) days after the Indemnifying Party has given written notice to the Indemnified Party of its intended exercise of its right to defend and control the right to settle a Third Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice of objection is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied. If the Indemnified Party is defending the claim after it has made an objection based upon the Litigation Conditions, the Indemnifying Party shall thereafter remain obligated to pay the amount found to be owing to or agreed to in a settlement made pursuant to Section 8.2(b)(iv) with the third party with respect to such Third Party Claim, and to pay (subject to the limitations provided in this Agreement) the costs (including attorneys’ fees and expenses) incurred by the Indemnified Party defending such Third Party Claim. The Indemnified Party shall defend any Third Party Claim with counsel selected by it and reasonably acceptable to the Indemnifying Party. If the Indemnified Party is defending the Third Party Claim for any reason pursuant to this Section 8.2(b), Indemnifying Party shall still be obligated with respect to the costs and expenses of any such defense (subject to the limitations provided in this Agreement).

       (iii) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim, which the other is defending as provided in this Agreement.

       (iv) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement, which commits the Indemnified Party to take, or to forbear to take, any action, or which does not provide for a complete release by such third party of the Indemnified Party or which contains any admission or statement suggesting any wrongdoing on behalf of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief and shall have the right to settle any Third Party Claim involving monetary damages without the written consent of the Indemnifying Party if the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to this Section 8.2(b).

       (v) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

       (vi) In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.2(b)(iv) (except to the extent that the Indemnifying Party has suffered actual prejudice thereby), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 8.2(b)(vii). In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 8.2 or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 8.2, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement or in accordance with Section 9.4 hereof) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount equal to such claim as determined hereunder.

       (vii) No action or claim for Damages or otherwise under Section 8.2(a)(i) above or 8.2(a)(ii) arising out of, relating to or resulting from the transactions contemplated by this Agreement shall be brought or made after the expiration of the eighteen (18) month anniversary of the Closing Date; provided, however, that the foregoing time limitations shall not apply to any claims under Section 8.2(a)(i)(C), Section 8.2(a)(i)(D) (but with respect to claims under Section 8.2(a)(i)(D) solely to the extent arising from the failure to pay income or capital gain taxes or other personal taxes) or Section 8.2(a)(i)(E), or any claims which have been the subject of a good faith written notice from Buyer to the Shareholders or from the Shareholders to Buyer, as the case may be, prior to such period, which notice specifies in reasonable detail the nature and basis for such claim (which shall survive until the final resolution of such claims).

    (c) Limitation of Liability. Notwithstanding any other provision of this Agreement, other than claims under Section 8.2(a)(i)(C), Section 8.2(a)(i)(D) (but with respect to claims under Section 8.2(a)(i)(D) solely to the extent arising from the failure to pay income or capital gain taxes or other personal taxes) or Section 8.2(a)(i)(E), the maximum aggregate amount for which Seller, the Company, the Shareholders, and any authorized transferee of any part of the Purchase Price shall be liable for any Damages or other losses to any party (including any third party) hereunder, whether arising out of or due to any breach of any representation or warranty, covenant or other agreement of Seller, the Company, the Shareholders, or any Affiliate thereof contained in this Agreement and in the related documents contemplated hereby, or any other Damages or losses arising out of or relating to the transactions contemplated hereby, whether for breach of contract, in tort or otherwise, shall be limited to and satisfied solely from the Indemnity Escrow Amount.

    (d) Indemnification Threshold. Notwithstanding any other provision of this Agreement, other than claims under Section 8.2(a)(i)(C), Section 8.2(a)(i)(D), or Section 8.2(a)(i)(E) none of Seller, the Company, the Shareholders, or any authorized transferee of any part of the Purchase Price shall be liable for any Damages or other losses to any party (including any third party) hereunder unless and until all such Damages and other losses exceed USD$50,000 in the aggregate, in which case and at which time, Seller, the Company, the Shareholders, and/or such authorized transferee, as applicable, will be liable, subject to the limitations established by Sections 8.2(b)(vii) and 8.2(c), for all Damages and other losses without regard to the limitation set forth in this Section 8.2(d). For purposes of determining the amount of Damages and other losses, the representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary qualifications.

ARTICLE IX

MISCELLANEOUS

    9.1 Survival. Subject to the provisions of Section 8.2, all representations, warranties, covenants and agreements of Buyer, Seller, the Shareholders and the Company contained in this Agreement or any exhibit or schedule hereto or any certificate or other document delivered pursuant to this Agreement shall expire eighteen (18) months after the Closing; provided, however, that the rights of the parties to bring claims made under Section 8.2(a)(i)(C), Section 8.2(a)(i)(D) (but with respect to claims under Section 8.2(a)(i)(D) solely to the extent arising from the failure to pay income or capital gain taxes or other personal taxes) or Section 8.2(a)(i)(E), shall not expire and shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, if any, relating to such claim.

    9.2 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) two (2) Business Days after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

    If to Buyer:

Amtech Systems, Inc.
131 South Clark Drive
Tempe, Arizona 85281, U.S.A.
Fax: (480) 968-3763
Telephone: (480) 967-5146
Attention: Brad Anderson

with a copy to:

Squire, Sanders & Dempsey (US) LLP
1 E. Washington Street, Suite 2700
Phoenix, Arizona 85004, U.S.A.
Fax: (602) 253-8129
Telephone: (602) 528-4046
Attention: Christopher D. Johnson, Esq.

    If to Seller, the Company or a Shareholder:

Kingstone Technology Hong Kong Limited
Kingstone Semiconductor Company Ltd.
200 Niudun Road, Building #7
Zhangjiang Hi-Tech Park
Pudong, Shanghai 201203, P.R. China
Fax: 86-21-5080-9893
Telephone: 86-21-5080-8128
Attention: CHEN Jiong

with a copy to:

Sheppard Mullin Richter & Hampton L.L.P.
Wheelock Square, 26th Floor
1717 Nanjing Road West
Jing An District, Shanghai 200040, P.R. China
Fax: 86-21-2321-6001
Telephone: 86-21-2321-6000
Attn: Don S. Williams, Esq.

          Any party may change the above address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party written notice in the manner herein set forth.

    9.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Buyer may assign its rights hereunder (a) to any Affiliate of Buyer, or (b) as collateral security to any Person providing financing to Buyer or any Affiliate of Buyer but in either such case no such assignment shall relieve Buyer of any of its obligations hereunder.

    9.4 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without giving effect to any choice or conflict of law provision or rule (whether Hong Kong or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than Hong Kong. All disputes, controversies or differences arising out of or relating to this Agreement or the breach, termination or invalidity thereof, which cannot be settled by the parties through friendly consultations, shall be submitted to and exclusively and finally settled through arbitration conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) according to its rules (except as modified hereby). Arbitration shall be conducted by a tribunal consisting of three (3) arbitrators. One arbitrator shall be selected by Seller, one by Buyer, and the two arbitrators so selected shall select the third arbitrator. The language of the arbitral proceedings shall be English. The arbitration award shall be final and binding upon the parties. No party may contest the arbitration award or seek relief therefrom in any court. Any court having jurisdiction may enforce the arbitration award. Nothing herein contained shall bar any party from seeking equitable remedies in a court of appropriate jurisdiction to prevent or remedy a conduct potentially resulting in irreparable harm. Unless the HKIAC provides otherwise, the costs of the arbitration and of the parties (including reasonable costs of legal counsel) shall be borne by the losing party.

    9.5 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto and any agreements entered into contemporaneously herewith, as well as the Head-Start Agreement and Amended and Restated Head-Start Agreement (to the extent referenced herein) and the Company’s Confidentiality Agreement dated on or about October 19, 2010, constitute the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

    9.6 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

    9.7 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may: (a) extend the time for the performance of any of the obligations of any other party; (b) waive any inaccuracies in representations and warranties by any other party; (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by any other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

    9.8 Counterparts. This Agreement may be executed in two or more counterparts, whether by facsimile or otherwise, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

    9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any party. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the non-breaching party is entitled at law or in equity.

    9.10 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

    9.11 Currency. Unless expressly set forth to the contrary, all references to currency contained in this Agreement are to the United States Dollar.

    9.12 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

    9.13 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

AMTECH SYSTEMS, INC.,
an Arizona, USA corporation

By:
Name: Bradley C. Anderson
Title: Chief Financial Officer

SELLER:

SILICON JADE LIMITED,
a limited liability company organized under
the laws of Hong Kong

By:
Name:
Title:

COMPANY:

KINGSTONE TECHNOLOGY HONG
KONG LIMITED,
a limited liability company incorporated
under the laws of Hong Kong

By:
Name:
Title:

SHAREHOLDERS:

CHEN Lihui

YU Guangjiang

CHEN Jiong

Jeffrey S. Boeker

CHEN Wei

HONG Junhua

HO Wen-Lung

Donald W. Berrian

[Signature Page]